AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1996
                           REGISTRATION NO. 333-14117
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------
                               AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                             HOPS GRILL & BAR, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

 FLORIDA                                         5812                         59-3407079
(STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)


       3030 NORTH ROCKY POINT DRIVE WEST, SUITE 650, TAMPA, FLORIDA 33607
  (813) 282-9350 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                  ------------
                     DAVID L. MASON, CHIEF EXECUTIVE OFFICER
                             HOPS GRILL & BAR, INC.
                  3030 NORTH ROCKY POINT DRIVE WEST, SUITE 650
                              TAMPA, FLORIDA 33607
                                 (813) 282-9350
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                                  ------------
                 COPIES OF ALL COMMUNICATIONS, INCLUDING COPIES
                     OF ALL COMMUNICATIONS SENT TO AGENT FOR
                           SERVICE, SHOULD BE SENT TO:


        R. Alan Higbee, Esq.                            Gary M. Epstein, Esq.
        David M. Doney, Esq.                             Andrew Hulsh, Esq.
    Fowler, White, Gillen, Boggs,                  Greenberg, Traurig, Hoffman,
      Villareal and Banker, P.A.                   Lipoff, Rosen & Quentel, P.A.
501 East Kennedy Boulevard, Suite 1700                 1221 Brickell Avenue
        Tampa, Florida 33602                           Miami, Florida  33131
      Telephone: (813) 228-7411                      Telephone: (305) 579-0500
      Facsimile: (813) 228-9401                      Facsimile: (305) 579-0717

                                  ------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [X]

                                  ------------

                         CALCULATION OF REGISTRATION FEE
=============================================================================================================
                                                               Proposed Maximum
                      TITLE OF EACH CLASS OF                       Aggregate               Amount of
                   SECURITIES TO BE REGISTERED                 Offering Price(1)        Registration Fee
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share....................... $19,800,000              $6,000 (2)
=============================================================================================================

-----------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)  Previously paid.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================


                             HOPS GRILL & BAR, INC.

                     CROSS REFERENCE BETWEEN ITEMS IN PART I
                         OF FORM S-1 AND THE PROSPECTUS

                  FORM S-1 ITEM AND CAPTION                                     PROSPECTUS CAPTION
                  -------------------------                                     ------------------
1.   Forepart of Registration Statement and Outside
         Front Cover Page of Prospectus...................................     Outside Front Cover Page of
                                                                               Prospectus

2.   Inside Front and Outside Back Cover
         Pages of Prospectus..............................................     Inside Front and Outside
                                                                               Back Cover Pages of
                                                                               Prospectus

3.   Summary Information, Risk Factors and Ratio
         of Earnings to Fixed Charges.....................................     Prospectus Summary; Risk
                                                                               Factors

4.   Use of Proceeds......................................................     Use of Proceeds

5.   Determination of Offering Price......................................     Outside Front Cover Page of
                                                                               Prospectus; Underwriting

6.   Dilution.............................................................     Dilution; Risk Factors

7.   Selling Security Holders.............................................     *

8.   Plan of Distribution.................................................     Outside Front Cover Page of
                                                                               Prospectus; Underwriting

9.   Description of Securities to be Registered...........................     Outside Front Cover Page of
                                                                               Prospectus; Prospectus
                                                                               Summary; Dividend Policy;
                                                                               Description of Securities

10.  Interests of Named Experts and Counsel...............................     *

11.  Information with Respect to the Registrant...........................     Outside Front Cover Page of
                                                                               Prospectus; Prospectus
                                                                               Summary; The Company;
                                                                               Reorganization and Prior S
                                                                               Corporation Status; Risk
                                                                               Factors; Use of Proceeds;
                                                                               Dilution; Capitalization;
                                                                               Dividend Policy; Selected
                                                                               Financial Data;
                                                                               Management's Discussion and
                                                                               Analysis of Financial
                                                                               Condition and Results of
                                                                               Operations; Business;
                                                                               Management; Certain
                                                                               Transactions; Principal
                                                                               Shareholders; Description of
                                                                               Securities; Independent
                                                                               Auditors Report and Financial
                                                                               Statements

12.  Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities...................     *

--------
*    Omitted because answer is negative or not applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.


                  SUBJECT TO COMPLETION, DATED DECEMBER 5, 1996


PROSPECTUS


                                     SHARES


                             HOPS GRILL & BAR, INC.

                                  COMMON STOCK

[LOGO]                             ----------

         THE                 SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING
ISSUED AND SOLD BY HOPS GRILL & BAR, INC. (THE "COMPANY"). THE COMPANY HAS MADE AN APPLICATION TO INCLUDE THE COMMON STOCK FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE TRADING SYMBOL "HOPS." PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK. IT IS CURRENTLY ESTIMATED THAT THE
INITIAL PUBLIC OFFERING PRICE PER SHARE WILL BE BETWEEN $         AND $
 . SEE "UNDERWRITING" FOR FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE.

                                   ----------

           SEE "RISK FACTORS" ON PAGES 5 THROUGH 10 OF THIS PROSPECTUS
               FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                   ----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================================================
                                                                              Underwriting
                                                  PRICE TO                   Discounts and                Proceeds to
                                                   PUBLIC                    Commissions(1)               Company(2)
-----------------------------------------------------------------------------------------------------------------------------
Per Share.......................................   $                            $                           $
-----------------------------------------------------------------------------------------------------------------------------
Total(3)........................................ $                           $                           $
=============================================================================================================================

----------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses estimated at $400,000, which are payable by the Company.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to additional shares of Common Stock to cover over-allotments, if any. If the option is exercised in full, the total Price to Public, Underwriting
     Discounts and Commissions and Proceeds to Company will be $       , $
     and $       respectively. See "Underwriting."

                                   ----------

         THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS, SUBJECT TO PRIOR SALE, WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THEM, AND SUBJECT TO CERTAIN OTHER CONDITIONS INCLUDING THE RIGHT OF THE UNDERWRITERS TO WITHDRAW, CANCEL, MODIFY OR REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED
THAT DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT                 , 1996, AT
THE OFFICES OF RAYMOND JAMES & ASSOCIATES, INC., ST. PETERSBURG, FLORIDA.

                        RAYMOND JAMES & ASSOCIATES, INC.

                      The date of this Prospectus is            , 1996

                              [INSIDE FRONT COVER]






               [The text and photographs described below appear on
                    a background consisting of a brick wall.]






[The text "Wait'll You See What's         [A photograph of a frozen mug of beer,
Brewing On The Grill.(TM)" and the        a plate with a steak and a baked
registered service mark "Hops Grill &     potato, and a plate of salad appears
Bar Microbrewery(R)" and Design           here.]
appears here.]











         The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by an independent accounting firm and to make available to its shareholders quarterly reports for the first three quarters of each year containing unaudited financial information.

                                   ----------
         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER- ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             [INSIDE FRONT FOLD-OUT]



[A photograph of the interior of the       [A photograph of the exterior of a
 HOPS GRILL & BAR restaurant in Boynton    HOPS GRILL & BAR restaurant located
Beach, Florida appears here.]              in Tampa, Florida appears here.]




            [A photograph of three beers in frozen mugs, hops, and barley surrounded by a colorful ribbon, together with the text "Tap Into The Taste of Hops." appears here.]





[A photograph of the exterior of the HOPS GRILL & BAR restaurant in Denver, Colorado appears here.] [A photograph of the on-premises microbrewery equipment at a HOPS GRILL & BAR restaurant located in Tampa, Florida appears here.]

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. ALL INFORMATION CONCERNING THE COMPANY HAS BEEN ADJUSTED TO REFLECT AND ASSUMES THE CONSUMMATION OF THE REORGANIZATION DESCRIBED UNDER "REORGANIZATION AND PRIOR S CORPORATION STATUS." AFTER GIVING EFFECT TO THE REORGANIZATION, THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY WILL BE THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS PRESENTED HEREIN. THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN DERIVED FROM THE AUDITED HISTORICAL FINANCIAL STATEMENTS OF HOPS GRILL & BAR, INC. AND THE AUDITED HISTORICAL FINANCIAL STATEMENTS OF THE PREDECESSOR CORPORATIONS INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED (I) ALL FINANCIAL DATA IN THIS PROSPECTUS IS BASED UPON THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AND (II) THE INFORMATION IN THIS PROSPECTUS GIVES NO EFFECT TO THE EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                   THE COMPANY

         The Company's HOPS GRILL & BAR restaurant system of 18 full-service, casual dining restaurants constitutes the nation's largest chain of restaurants that feature an on-premises microbrewery and operate under one name. Each restaurant features a diverse menu of popular foods, freshly prepared in a display kitchen with a strict commitment to quality. The Company seeks to heighten its customers' sense of value by offering generous portions at moderate prices. As a complement to its menu, each HOPS GRILL & BAR restaurant offers handcrafted lager-style beers and ales that are brewed in-house and selected for their mass appeal and drinkability. To enhance the dining experience of its customers, each restaurant provides attentive, friendly service in a casual, upbeat atmosphere. The Company believes that its emphasis on consistent, high-quality food and outstanding service, together with its signature microbrewed beers, enable the Company to differentiate itself from its competitors and provide its customers with an exceptional dining experience.


         HOPS GRILL & BAR restaurants feature an American-style menu that includes top choice steaks and prime rib, smoked baby back ribs, fresh fish, chicken and pasta dishes, deluxe burgers and sandwiches, hand-tossed salads with homemade dressings, appetizers, soups, and desserts. Menu items are prepared from scratch daily in a display kitchen. The Company's restaurants serve both lunch and dinner, with prices ranging from $5.45 to $6.45 for appetizers, $3.95 to $6.95 for salads, $5.95 to $7.95 for burgers and sandwiches, and $8.45 to $16.95 for dinner entrees. The menu also offers separate selections for children. Management believes that the cost of a typical meal at the Company's restaurants, including beverages, currently ranges from $6.00 to $9.00 per person for lunch and $13.00 to $15.00 per person for dinner. Average annual sales for the 13 HOPS GRILL & BAR restaurants that were open for the entire 12-month period ended September 30, 1996, were approximately $2.5 million.

         The Company utilizes its own original recipes to brew its distinctive lager-style beers and ales - Clearwater Light(TM), Lightning Bold Gold(TM), Hammerhead Red(TM), and A-1 Ale. An observation microbrewery at each restaurant allows customers to view the entire brewing process. The freshly brewed beers are served in a frozen glass mug and, except for one nonalcoholic beer, are the only beers served at HOPS GRILL & BAR restaurants. Full liquor and bar service is also available at each restaurant. Sales of alcoholic beverages accounted for 17.8% of the Company's total sales (with beer constituting 58.0% of sales of alcoholic beverages) during the 12-month period ended September 30, 1996.


         The Company opened the first HOPS GRILL & BAR restaurant in Clearwater, Florida in 1989, and all but two HOPS GRILL & BAR restaurants are located in Florida. Fourteen HOPS GRILL & BAR restaurants are owned and operated by the Company, and four HOPS GRILL & BAR restaurants are owned by development joint ventures which are controlled by the Company. The Company opened five HOPS GRILL & BAR restaurants in 1996 and plans to open nine and 12 HOPS GRILL & BAR restaurants in 1997 and 1998, respectively.

         A key element of the Company's restaurant development strategy is its operating partner program. Under this program, each operating partner acquires a ten percent equity interest in the restaurants developed within a specified geographic area. Each of the Company's operating partners is an experienced restaurant operator who can provide local market knowledge and management. Six of the current Company-owned restaurants and all of the current development joint venture restaurants have an operating partner. The Company believes the operating partner program provides incentive to its operating partners to actively manage and develop restaurants and will enhance its ability to open new restaurants.



                                  THE OFFERING
Common Stock Offered by the Company................................          shares
Common Stock to be Outstanding after the Offering(1)...............          shares
Use of Proceeds....................................................    To repay existing indebtedness.  See "Use of
                                                                       Proceeds."
Proposed Nasdaq National Market Symbol.............................    HOPS
Risk Factors.......................................................    Investors should carefully consider the factors
                                                                       discussed under "Risk Factors."



                      SUMMARY FINANCIAL AND RESTAURANT DATA
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                                 NINE MONTHS
                                                                                                    ENDED
                                                           YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                                 ---------------------------------------------  -----------------
                                                 1991(2)    1992     1993     1994      1995     1995(2)   1996(2)
                                                --------  -------  -------  --------   -------  --------  -------
STATEMENT OF EARNINGS DATA:
Sales.......................................... $  3,699  $ 6,733  $12,120  $ 20,189   $28,314  $ 20,262  $31,358
Restaurant operating expenses:
    Cost of sales..............................    1,228    2,114    3,822     6,600     9,070     6,453   10,312
    Labor and other related expenses...........    1,143    2,033    3,404     5,792     8,147     5,808    8,975
    Other restaurant operating expenses........      862    1,612    2,762     4,569     6,811     4,547    6,351
    Depreciation and amortization..............      145      173      286       800     1,242       852    1,559
                                                --------  -------  -------  --------   -------  --------  -------
       Total restaurant operating expenses.....    3,378    5,932   10,274    17,761    25,270    17,660   27,197
Income from restaurant operations..............      321      801    1,846     2,428     3,044     2,602    4,161
General and administrative expenses............      168      337      634     1,544     2,036     1,562    1,285
                                                --------  -------  -------  --------   -------  --------  -------
Operating income...............................      153      464    1,212       884     1,008     1,040    2,876
Interest expense, net..........................     (101)     (99)    (158)     (506)     (939)     (671)    (993)
Net income before taxes........................       30      392    1,072       301         1       404    1,616
Net income..................................... $     19  $   243  $   665  $    187   $     1  $    250  $ 1,002
                                                ========  =======  =======  ========   =======  ========  =======
Net income per share........................... $   0.01  $  0.11  $  0.30  $   0.08   $  0.00  $   0.11  $  0.45
                                                ========  =======  =======  ========   =======  ========  =======
Supplemental net income per share(3)...........                                        $                  $
                                                                                       =======            =======

RESTAURANT DATA:
Restaurants open at end of period:
    Company-owned restaurants..................        2        4        6         7        10         9       14
    Development joint venture restaurants......        -        -        -         2         3         3        4
                                                --------  -------  -------  --------   -------  --------  -------
        Total..................................        2        4        6         9        13        12       18
                                                ========  =======  =======  ========   =======  ========  =======
System-wide sales:
    Company-owned restaurants.................. $  3,699  $ 6,733  $12,120  $ 17,160   $22,600  $ 16,052  $26,079
    Development joint venture restaurants......        -        -        -     3,029     5,714     4,210    5,279
                                                --------  -------  -------  --------   -------  --------  -------
        Total.................................. $  3,699  $ 6,733  $12,120  $ 20,189   $28,314  $ 20,262  $31,358
                                                ========  =======  =======  ========   =======  ========  =======

                                                                                          SEPTEMBER 30, 1996
                                                                                      ---------------------------
                                                                                                     PRO FORMA
                                                                                     PRO FORMA     AS ADJUSTED(4)
                                                                                     ---------   ----------------
BALANCE SHEET DATA:
Working capital (deficit)..........................................................   $ (4,312)       $
Total assets.......................................................................     26,663
Long-term debt, excluding current portion..........................................     15,618
Shareholders' equity...............................................................      2,778

----------
(1) Does not include 375,000 shares reserved for issuance under the Company's 1996 Stock Incentive Plan, including 240,000 shares issuable upon the exercise of outstanding options. See "Management-Stock Incentive Plan."
(2) Derived from the unaudited historical financial statements of the Predecessor Corporations.
(3) Gives effect to (i) the issuance of all of the shares of common stock offered hereby, as though they were outstanding since the beginning of the
      period, and assumes that (a)the proceeds of         of such shares are
      utilized to fund the distribution of restricted funds in excess of
      earnings (assuming a distribution of $       ) and (b)the proceeds of
      of such shares are utilized to repay $        of the Company's
      indebtedness, and (ii)the elimination of the interest costs associated with such repaid indebtness, net of income taxes. See "Reorganization and Prior S Corporation Status" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."
(4)   Adjusted to reflect the sale of      shares of Common Stock offered by the
      Company hereby (at an assumed initial public offering price of $       per
      share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                   THE COMPANY

      Hops Grill & Bar, Inc. was incorporated in the State of Florida on October 1, 1996. Unless the context requires otherwise, references in this Prospectus to the Company refer to Hops Grill & Bar, Inc. and its subsidiaries and, with respect to operations prior to the Reorganization, the Predecessor Corporations. See "Reorganization and Prior S Corporation Status" and "Certain Transactions." The address of the Company's principal executive office is 3030 North Rocky Point Drive West, Suite 650, Tampa, Florida 33607. The Company's telephone number is (813) 282-9350.


                  REORGANIZATION AND PRIOR S CORPORATION STATUS

      Hops Grill & Bar, Inc. was incorporated on October 1, 1996 to act as a holding company for 24 corporations (the "Predecessor Corporations") which owned or operated various aspects of the HOPS GRILL & BAR restaurant system. Pursuant to the terms of a Share Exchange Agreement dated October 7, 1996 (the "Exchange Agreement"), the Company and each of the shareholders of the Predecessor Corporations agreed that immediately prior to the closing of this offering (the "Exchange Date"), the Company will exchange its Common Stock for all of the outstanding common stock of each of the Predecessor Corporations (such transactions are referred to herein collectively as the "Reorganization") and all of the Predecessor Corporations will become direct wholly owned subsidiaries of the Company. Under the terms of the Exchange Agreement, each of the shareholders of the Predecessor Corporations will receive, in consideration for the exchange of the outstanding capital stock of the Predecessor Corporations, shares of the Company's Common Stock, such that immediately following the Reorganization but prior to the completion of this offering, the shareholders of the Predecessor Corporations will own all of the Common Stock of the Company.

      Since their inception, each of the Predecessor Corporations has been treated as an S corporation for federal and state income tax purposes. As a result, the earnings of the Predecessor Corporations have been taxed, for federal and state income tax purposes, directly to the shareholders of the Predecessor Corporations. Upon the completion of the Reorganization, the Company will become responsible for the payment of federal and state income taxes on its earnings.


      The Predecessor Corporations paid cash dividends to their shareholders in the aggregate amounts of $365,000, $844,000, $1,424,000, and $2,191,000 representing funds available for distribution, including funds necessary to pay federal and state income tax obligations, during the years ended December 31, 1993, 1994 and 1995, and during the nine months ended September 30, 1996, respectively. Immediately prior to the Reorganization and in contemplation of the terms of the New Facility, the Predecessor Corporations will distribute to their shareholders funds which were previously restricted under the Predecessor Corporations' prior lending arrangement (approximately $0.7 million as of September 30, 1996). Such restricted funds would have been previously distributed by the Predecessor Corporations in accordance with their past practice, but for the restrictions contained in the prior lending arrangement.

                                  RISK FACTORS

      PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.


LIMITED OPERATING HISTORY

      The first HOPS GRILL & BAR restaurant opened in 1989. Of the 18 current HOPS GRILL & BAR restaurants, only 12 have been open for more than a full year. Accordingly, the Company has a limited operating history upon which investors may evaluate its performance. Although the Company is currently profitable, there can be no assurance that the Company will continue to operate profitably.


SMALL RESTAURANT BASE

      The operating results achieved to date by the Company's relatively small restaurant base may not be indicative of the future operating results of a larger number of restaurants. Because of the Company's small restaurant base, an unsuccessful new restaurant or poor results at one or a small number of restaurants could have a greater adverse effect on the Company's results of operations than would be the case in a larger restaurant chain.


GEOGRAPHIC CONCENTRATION

      All but two of the 18 existing HOPS GRILL & BAR restaurants are located in the state of Florida. During 1996, the Company opened one restaurant in Bowling Green, Kentucky and one restaurant in Denver, Colorado. The Company expects that six of the next eight HOPS GRILL & BAR restaurants will be located in Florida and two will be located outside Florida. Accordingly, the Company is susceptible to fluctuations in its business caused by adverse economic, weather, or other conditions in Florida. As a result of the Company's present geographic concentration, adverse publicity relating to a HOPS GRILL & BAR restaurant in Florida could have a more pronounced adverse effect on the Company's overall sales than might be the case if the Company's restaurants were more broadly dispersed. As a part of its growth strategy, the Company will open restaurants in the same market in order to achieve media and other efficiencies. The opening of restaurants in relatively close proximity to one another may have the effect of reducing sales in existing restaurants. Additionally, the Company has only limited experience in operating restaurants that are geographically dispersed, and there can be no assurance that the Company will be able to operate restaurants located outside of Florida profitably. See "Business-Restaurant Locations."


GROWTH STRATEGY

      The Company has experienced steady growth in the past five years and intends to accelerate the opening of new restaurants following this offering. The Company opened five HOPS GRILL & BAR restaurants in 1996 and plans to open nine and 12 HOPS GRILL & BAR restaurants in 1997 and 1998, respectively. The Company's ability to expand will depend upon a number of factors, including identification of suitable locations, negotiation of favorable lease or site acquisition terms, the availability, training and retention of skilled management and restaurant personnel, securing required governmental approvals, licenses, and permits, adequately supervising construction and managing development costs, securing adequate financing and other factors, some of which are beyond the control of the Company. In addition, the Company's ability to develop restaurants in certain states may be adversely affected by local laws regulating brewers or restaurants with on-premise breweries. See "-Government Regulation." There can be no assurance that the Company will be able to develop all of its planned new restaurants or that, if developed, such new restaurants will operate profitably. See "Business-Expansion Strategy."

LEVERAGE

      The Company has financed its expansion and operations to date principally through debt financing and operating cash flows. All of the proceeds of this offering will be utilized to repay a substantial portion of the Company's existing indebtedness and, upon completion of this offering, the Company will enter into a new $20.0 million credit facility (the "New Facility") with its
existing lender. The Company will draw approximately $        million from the
New Facility to repay its remaining existing indebtedness. The Company intends to utilize substantially all of the remaining funds available under the New Facility to finance its new restaurant development during 1997. Payments of principal and interest will have to be made with respect to such borrowings regardless of the Company's operating results. The credit agreement relating to the New Facility will contain customary representations, warranties and covenants, as well as prohibitions against the incurrence of other indebtedness without the consent of the lender, except for normal trade credit and liabilities and minor equipment leases, and a prohibition of the payment of dividends. The Company's obligations under the New Facility will be secured by a pledge of all of the outstanding capital stock of the Company's subsidiaries and will be guaranteed by David L. Mason, Chairman of the Board, Chief Executive Officer and President of the Company, and Thomas A. Schelldorf, Chief Operating Officer and Executive Vice President of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."


NEED FOR ADDITIONAL FINANCING

      The development of new restaurants requires funds for the purchase of real estate, construction, tenant improvements, furniture, fixtures, equipment, training of employees, permits, and other expenditures. See "Business-Unit Economics." The Company expects that funds available under the New Facility and cash flow from operations will be sufficient to achieve the Company's expansion objectives through 1997. Thereafter, the Company will require additional financing, possibly through the issuance of additional equity or debt securities, or additional borrowings, to achieve its expansion objectives, including the Company's planned restaurant development in 1998, as well as to pay amounts due under the New Facility, which matures in 1998. There can be no assurance that such financing will be available or will be available on satisfactory terms. If additional financing is not obtained by the Company when needed, the Company's expansion plan may be severely limited. Future equity financings could result in dilution to shareholders. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."


DEPENDENCE ON SENIOR MANAGEMENT


      The success of the Company's business will continue to be highly dependent upon the services of Messrs. Mason and Schelldorf. The Company has not entered into an employment agreement with Mr. Mason or Mr. Schelldorf. The loss of the services of either Mr. Mason or Mr. Schelldorf could have a material adverse effect upon the Company's business and development. The Company is currently the beneficiary of life insurance policies in the amount of $2.0 million on the life of each of Messrs. Mason and Schelldorf, respectively. As the Company expands its operations, the success of its business will increasingly depend on the Company's ability to attract and retain skilled management personnel. The loss of the services of any of the executive officers or other key employees or the Company's inability to attract or maintain the necessary personnel could have a material adverse effect on the Company's business, prospects, financial condition or results of operations. See "Management" and "Business-Restaurant Operations."

CHANGES IN FOOD COSTS

      The Company's profitability depends in large measure on its ability to anticipate and react to changes in food costs. Various factors beyond the Company's control, including adverse weather conditions, natural disasters, and local, regional, or national matters related to food purity and safety may increase food costs. While management for the most part has been able to anticipate and react to changing food costs to date, there can be no assurance that it will be able to do so in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


JOINT VENTURE INTERESTS

      The Company is currently a party to three development joint ventures for the development of HOPS GRILL & BAR restaurants. Accordingly, the Company is subject to risks relating to its relationship with its partners and development joint ventures. Any significant deterioration of such relationships could jeopardize the ultimate success of the operation of the existing HOPS GRILL & BAR restaurants developed by the ventures, as well as the development of additional restaurants by such ventures. Although the Company presently believes that it has good relations with its development joint venture partners, there can be no assurance that such relations will continue, that such parties will not seek to terminate their relationship with the Company or alter the terms of such ventures. See "Business-Ownership Structures."


GOVERNMENT REGULATION


      ALCOHOLIC BEVERAGE REGULATION. Sales of alcoholic beverages accounted for 17.8% of the Company's total sales (with beer constituting 58.0% of sales of alcoholic beverages) during the 12-month period ended September 30, 1996. The Company is required to operate in compliance with federal licensing requirements imposed by the Bureau of Alcohol, Tobacco and Firearms of the United States Department of Treasury, as well as the licensing requirements of states and municipalities in which its restaurants are located. Failure to comply with federal, state, or local regulations could cause the Company's licenses to be revoked or suspended for cause at any time. Any difficulties, delays, or failures in obtaining such required licenses, permits, or approvals could delay or prevent the opening of a restaurant in a particular area. In addition, changes in legislation, regulations, or administrative interpretation of liquor laws after the opening of restaurants in a jurisdiction may prevent or hinder the Company's expansion or operations in that jurisdiction. Management believes the Company is operating in substantial compliance with applicable laws and regulations governing its operations. Certain states issue liquor licenses under a quota or other system that limits their availability and may cause the cost of obtaining a liquor license to be very high. Additionally, the Company may be subject in certain states (including Florida) to "dram-shop" statutes, which generally provide a person who is injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person.


      BREWPUB REGULATION. Historically, the alcoholic beverage laws of most states prohibited the manufacture and retail sale of beer to consumers by a single person or entity or related persons or entities. At present, 48 states allow for the limited manufacture and retail sale of microbrewed beer by restaurants and bars classified as "brewpubs" under state law. As the result of the on-premises microbrewery in each HOPS GRILL & BAR restaurant, the Company's restaurants are required to comply with such state "brewpub" laws in order to obtain necessary state licenses and permits. Laws in Mississippi and Montana prohibit the operation of brewpubs. Additionally, many states impose restrictions on the operations of brewpubs, such as a prohibition on the bottling of beer, a prohibition on the sale of beer for consumption outside of the restaurant premises, and a limitation on the volume of beer that may be brewed at any location, as well as certain geographic limitations. In addition, certain states limit the number of brewpubs that may be owned by any person or entity or a related group of entities. The Company's ability to own and operate HOPS GRILL & BAR restaurants in any state is and will continue to be dependent upon its ability to operate within the regulatory scheme of such state. Restrictions currently imposed by two of the states (Kansas and Michigan) that allow for the operation of brewpubs may make it impractical for the Company to operate HOPS GRILL & BAR restaurants in such states under the Company's present system of operation. Additionally, there can be no assurance that states that currently permit the operation of brewpubs will not change their laws or regulations in a manner that would prohibit brewpub operation or otherwise adversely affect the operations of the Company.

      OTHER REGULATION. The restaurant industry is subject to numerous federal, state, and local government regulations, including those relating to the preparation and sale of food and to building and zoning requirements. Delays or failures in obtaining the required construction and operating licenses, permits or approvals could delay or prevent the opening of new restaurants. The Company is subject to regulation by air and water pollution control divisions of the environmental protection agencies of the United States and by the various states and municipalities in which its restaurants are or will be located. The Company is also subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working and safety conditions, and citizenship requirements. Restaurant operating costs are affected by increases in the minimum wage, unemployment tax rates, sales taxes, and similar matters, such as any government mandated health insurance, over which the Company has no control. In August 1996, the President of the United States signed into law a bill increasing the minimum hourly wage effective October 1, 1996. However, the law contains provisions that, among other things, maintains the cash wage for tipped employees at the current rate. Management believes the Company is in substantial compliance with applicable laws and regulations governing its operations. See "Business-Government Regulation."


CERTAIN FACTORS AFFECTING THE RESTAURANT BUSINESS

      The ownership and operation of restaurants may be affected by adverse changes in national, regional, or local economic or market conditions; increased costs of labor (including those which may result from any increases in applicable minimum wage requirements); increased costs of food products; management problems; increases in the number and density of competitors; limited alternative uses for properties and equipment; changing consumer tastes, habits, and spending priorities; the cost and availability of insurance coverage; uninsured losses; changing demographics; changes in government regulation; changing traffic patterns; weather conditions; local, regional, or national health and safety matters; and other factors. The Company may be the subject of litigation based on discrimination, personal injury, or other claims, including claims which may be based upon legislation that imposes liability on restaurants or their employees for injuries or damages caused by the negligent service of alcoholic beverages to an intoxicated person or to a minor. A multi-unit restaurant operator such as the Company can be adversely affected by publicity resulting from food quality, illness, injury, or other health concerns or operating issues resulting from one restaurant or a limited number of restaurants operated under the same name. None of these factors can be predicted with any degree of certainty, and any one or more of these factors could have a material adverse effect on the Company.


COMPETITION

      Competition in the restaurant industry is intense with respect to price, service, location and type and quality of food and beverage served. Many of the Company's competitors are well established and have substantially greater resources than the Company. HOPS GRILL & BAR restaurants compete with other mid-priced, full service, casual dining restaurants primarily on the basis of food and beverage quality, atmosphere, service, location and value. Other companies operate with restaurant concepts that target the same casual dining customers as the Company, and the Company is aware of other restaurants that operate with concepts similar to the Company's. There can be no assurance that the Company will continue to compete effectively against present and future competitors or that competitive pressures will not have an adverse effect on the Company's business, prospects, financial condition or results of operations. See "Business-Competition."

TAXES; SMALL BREWERS EXCISE TAX CREDIT

      The United States federal government currently imposes an excise tax of $18 per barrel of beer brewed for domestic consumption in the United States. However, each brewer with production under 2,000,000 barrels per year is granted a small brewer's excise tax credit in the amount of $11 per barrel on its first 60,000 barrels brewed annually. In 1995, the Company took advantage of approximately a $60,000 credit pursuant to this exemption, but no assurance can be given that the federal government will not reduce or eliminate the credit. Individual states and municipalities also impose excise or other taxes or special charges on alcoholic beverages in varying amounts, which amounts are subject to change. For example, the state of Florida imposes an excise tax on all restaurant liquor sales. It is possible that in the future the rate of excise taxation could be increased by either state or federal governments, or both. Future increases in excise taxes on alcoholic beverages, if enacted, could adversely affect the Company.


DEPENDENCE UPON SINGLE SUPPLIER

      To date the Company has purchased all of the microbrewery equipment for its restaurants from a single supplier. Although the Company believes that its relationship with this supplier is good and that alternate sources of microbrewery equipment are available, any delay in obtaining or lack of availability of microbrewery equipment from the Company's current supplier for any reason could have a material adverse effect upon the Company's ability to develop and open new restaurants in accordance with its development schedule. See "Business-Expansion Strategy."


CONTROL BY PRINCIPAL SHAREHOLDERS; FACTORS INHIBITING TAKEOVER

      Upon the completion of this offering, David L. Mason and Thomas A.
Schelldorf will beneficially own, in the aggregate, approximately          % of
the outstanding Common Stock (           % if the Underwriters' over-allotment
is exercised in full). As a result, Messrs. Mason and Schelldorf will be able to elect all of the Company's directors and determine the outcome of substantially all other matters requiring shareholder approval. The voting power of Messrs. Mason and Schelldorf, together with a staggered Board of Directors and the anti-takeover effects of certain provisions contained in both the Florida Business Corporation Act and in the Company's Articles of Incorporation and Bylaws (including, without limitation, the ability of the Board of Directors of the Company to issue shares of Preferred Stock and to fix the rights and preferences thereof), may have the effect of delaying, deferring or preventing an unsolicited change in the control of the Company, which may adversely affect the market price of the Common Stock or the ability of shareholders to participate in a transaction in which they might otherwise receive a premium for their shares. See "Management" and "Description of Securities-Certain Statutory and Other Provisions."


DILUTION

         The purchasers of the Common Stock offered hereby will experience
immediate and significant dilution of approximately $      per share. This is
the amount by which the purchase price of the Common Stock offered hereby will exceed the net tangible book value of the Common Stock immediately following this offering. See "Dilution."


ABSENCE OF PUBLIC MARKET AND DETERMINATION OF OFFERING PRICE

      Prior to this offering, there has been no public market for the Company's Common Stock and there can be no assurance that an active public market for the Common Stock will develop or, if developed, that it will be sustained after this offering. The public offering price has been determined through negotiations between the Company and the Representative of the Underwriters and may not be indicative of prices that will prevail in the open market. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.


PRICE VOLATILITY

      The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, news announcements, matters affecting the restaurant industry in general, and other factors. In addition, the securities markets have experienced significant price and volume fluctuations in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock.


SEASONALITY AND FLUCTUATIONS IN QUARTERLY RESULTS

      The Company's sales and earnings fluctuate seasonally. In addition, quarterly results have been, and in the future are likely to be, substantially affected by the timing of new restaurant openings. Because of the seasonality of the Company's business and the impact of new restaurant openings, results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year and cannot be used to indicate financial performance for the entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Seasonality and Quarterly Results."


SHARES ELIGIBLE FOR FUTURE SALE

      Upon the completion of this offering, the Company will have
                  shares of Common Stock outstanding (                  shares
if the Underwriters' over-allotment option is exercised in full). Of these
shares, the                 shares of Common Stock sold in this offering (
               shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable by persons other than affiliates of the Company, without restriction under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 2,250,000 shares of Common Stock will be "restricted securities" within the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Commencing two years after the date of the Reorganization, these 2,250,000 shares of Common Stock will become eligible for sale in the open market, subject to volume and other limitations imposed by Rule
144. Sales of all or a portion of such shares could have a material adverse effect upon the price of the Common Stock. See "Shares Eligible for Future Sale."


FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK

      This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding, among other items, (i) the Company's expansion strategy and (ii) anticipated trends in the restaurant industry. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors," including, among others, general economic conditions, governmental regulation, and competitive factors. In light of these risks and uncertainties, there can be no assurance that the results anticipated by the forward-looking information contained in this Prospectus will in fact transpire.

                                 USE OF PROCEEDS

      The net proceeds to the Company from the sale of the
shares of Common Stock offered hereby (at an assumed initial public offering
price of $          per share) are estimated to be approximately $
million ($         million if the Underwriters' over-allotment is exercised in full) after deduction of estimated offering expenses payable by the Company and underwriting discounts and commissions. The Company plans to use all of these proceeds to repay a substantial portion of the Company's existing bank indebtedness. The indebtedness to be repaid out of these proceeds bears interest at rates ranging from approximately 8.75% to 9.50% per annum and matures at various dates ranging from December 1996 to May 2011. This indebtedness consists primarily of construction loans and other debt owed to the Company's primary bank lender incurred in connection with the opening of new restaurants.

      The Company has received a commitment from its primary bank lender to provide the Company with a $20.0 million line of credit facility, effective upon the completion of this offering. The New Facility will bear interest at the prime rate (as determined by reference to the prime rates published in the WALL STREET JOURNAL) or, at the Company's option, at LIBOR plus 2.5%, and will mature
two years from the closing of the loan. Approximately $        million of the
New Facility will be utilized to repay the balance of the existing indebtedness with the Company's primary bank lender, and the balance of approximately $
        million will be available to develop new restaurants and for working capital and other general corporate purposes. The Company intends to utilize the New Facility primarily to finance the development of new restaurants. See "Risk Factors-Leverage," "Risk Factors-Growth Strategy," and "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

      The Company plans to open nine and 12 HOPS GRILL & BAR restaurants in 1997 and 1998, respectively. Although the funds available under the New Facility, the Company's cash flow from operations, and contributions from development joint venture partners are expected to be sufficient to fund the Company's restaurant development through 1997, the Company will need additional financing in order to carry out its expansion plans in 1998 and thereafter, as well as to pay amounts due under the New Facility, which matures in 1998. Such additional financing, when required, may involve the sale of additional debt or equity securities by the Company, additional bank financing, leases on some of its new restaurants, additional mortgage loans secured by restaurants, or the development of restaurants under development joint venture or other contractual relationships. See "Risk Factors-Growth Strategy," "Risk Factors-Need for Additional Financing," and "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

                                    DILUTION

      At September 30, 1996, the net tangible book value of the Company's Common Stock was $2,498,000, or $1.11 per share. Net tangible book value per share represents the amount of total assets less total liabilities and intangible assets, divided by the number of shares of Common Stock assumed to be outstanding at such date. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect
to the sale of                  shares of Common Stock by the Company in this
offering at an assumed initial public offering price of $          per share and
the application of the estimated net proceeds therefrom, the adjusted net tangible book value of the Company as of September 30, 1996, would have been $
                , or $                per share. This represents an immediate
increase in net tangible book value of $             per share for existing
shareholders and an immediate dilution in net tangible book value of $
            per share to purchasers of Common Stock in the offering, as illustrated in the following table:

      Assumed initial public offering price per share..........           $
         Net tangible book value per share before offering..... $ 1.11
         Increase per share attributable to new investors...... ------
      Net tangible book value per share after offering.........           -----
      Dilution per share to new investors......................           $
                                                                          =====



      The following table sets forth as of September 30, 1996 (assuming the sale
of                 shares of Common Stock offered by the Company hereby at an
assumed initial public offering price of $       per share), the number of
outstanding shares of Common Stock purchased from the Company by existing shareholders, the total consideration paid, and the average price per share.
Corresponding information is set forth with respect to the shares to be sold in this offering.

                                                SHARES PURCHASED                CONSIDERATION           AVERAGE
                                               -------------------     ----------------------------      PRICE
                                               NUMBER      PERCENT          AMOUNT          PERCENT     PER SHARE
                                               ------      -------          ------          -------     ---------
Existing shareholders(1)................      2,250,000          %     $  3,673,000(2)           %     $ 1.63
New investors...........................                         %                               %     $
                                              ---------    ------      --------------       -------
   Total................................                    100.0%     $                    100.0%
                                              =========    ======      ==============       =======


-------------
(1) Does not include 375,000 shares reserved for issuance under the Company's 1996 Stock Incentive Plan, including 240,000 shares issuable upon the exercise of outstanding options. See "Management-Stock Incentive Plan."
(2) Does not reflect a planned distribution to the shareholders of the Predecessor Corporations immediately prior to the Reorganization. See "Reorganization and Prior S Corporation Status."


                              CAPITALIZATION

      The following table sets forth the current portion of long-term debt and capitalization of the Company as of September 30, 1996, and as adjusted to give
effect to the sale by the Company of the        shares offered hereby (at an
assumed initial public offering price of $         per share) after deduction of
estimated offering expenses and underwriting discounts and commissions and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the financial statements and related notes included elsewhere in this Prospectus.


                                                                             SEPTEMBER 30, 1996
                                                                       --------------------------------
                                                                                            PRO FORMA
                                                                       PRO FORMA            AS ADJUSTED
                                                                       ---------            -----------
                                                                              (IN THOUSANDS)
Current portion of long-term debt............................          $    2,550           $
                                                                       ==========           ==========

Long-term debt, excluding current portion....................          $   15,618           $
                                                                       ----------           ----------
Shareholders' equity:
    Preferred stock, $0.01 par value;
      1,000,000 shares authorized; no
      shares issued or outstanding
      actual or as adjusted..................................                  --
    Common stock, $0.01 par value; 25,000,000
      shares authorized; 2,250,000 shares issued
      and outstanding;             shares issued
      and outstanding as adjusted............................                  23
    Additional paid-in capital...............................               2,955
    Retained earnings (deficit)..............................                (200)
                                                                        ---------           -----------
        Total shareholders' equity...........................               2,778
                                                                       ----------           -----------
Total capitalization.........................................          $   18,396           $
                                                                       ==========           ===========

                                 DIVIDEND POLICY

         Following this offering, the Company intends to retain any earnings for use in the operation and expansion of its business and therefore does not anticipate declaring any cash dividends in the foreseeable future, other than the distributions described below. The payment of dividends, if any, in the future will be at the discretion of the Board of Directors of the Company and will depend upon, among other things, future earnings, capital requirements, restrictions in any future financing agreements, the general financial condition of the Company and general business conditions. The New Facility will prohibit the payment of cash dividends without the prior consent of the lender.


         The Predecessor Corporations paid cash dividends to their shareholders in the aggregate amounts of $365,000, $844,000, $1,424,000, and $2,191,000 representing funds available for distribution, including funds necessary to pay federal and state income tax obligations during the years ended December 31, 1993, 1994 and 1995, and during the nine months ended September 30, 1996, respectively. Immediately prior to the Reorganization and in contemplation of the terms of the New Facility, the Predecessor Corporations will distribute to their shareholders funds which were previously restricted under the Predecessor Corporations' prior lending arrangement (approximately $0.7 million as of September 30, 1996). Such restricted funds would have been previously distributed by the Predecessor Corporations in accordance with their past practice, but for the restrictions contained in the prior lending arrangement. See "Reorganization and Prior S Corporation Status," "Certain Transactions-Reorganization," and "Certain Transactions-Earnings Distributions."


                             SELECTED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

         The following table sets forth certain selected financial data on a pro forma basis for, and as of the end of, each of the years in the five-year period ended December 31, 1995, and each of the nine-month periods ended September 30, 1995 and 1996. Unless otherwise indicated, the selected financial data have been derived from the pro forma consolidated financial statements of Hops Grill &
Bar, Inc., which have been derived from the audited historical financial statements of Hops Grill & Bar, Inc. and the audited historical financial statements of the Predecessor Corporations included elsewhere in this Prospectus. The pro forma consolidated financial statements as of September 30, 1995 and 1996 have been derived from the unaudited financial statements of the Predecessor Corporations and reflect, in the opinion of management, all adjustments necessary for a fair presentation thereof. The results of operations for the nine months ended September 30, 1996, are not necessarily indicative of the results of operations to be expected for the entire year. This table should be read in conjunction with the financial statements and related notes included elsewhere in this Prospectus.

                                                                                                   NINE MONTHS
                                                                                                      ENDED
                                                         YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                         -----------------------                   -------------
                                                1991(1)  1992(2)     1993      1994    1995      1995(1)   1996(1)
                                                ------   ------      ----      ----    ----      ------    ------
STATEMENT OF EARNINGS DATA:
Sales.........................................  $  3,699  $ 6,733  $12,120  $ 20,189  $28,314   $ 20,262  $31,358
Restaurant operating expenses:
    Cost of sales.............................     1,228    2,114    3,822     6,600    9,070      6,453   10,312
    Labor and other related expenses..........     1,143    2,033    3,404     5,792    8,147      5,808    8,975
    Other restaurant operating expenses.......       862    1,612    2,762     4,569    6,811      4,547    6,351
    Depreciation and amortization.............       145      173      286       800    1,242        852    1,559
                                                --------  -------  -------  --------  -------   --------  -------
       Total restaurant operating expenses....     3,378    5,932   10,274    17,761   25,270     17,660   27,197
Income from restaurant operations.............       321      801    1,846     2,428    3,044      2,602    4,161
General and administrative expenses...........       168      337      634     1,544    2,036      1,562    1,285
                                                --------  -------  -------  --------  -------   --------  -------
Operating income..............................       153      464    1,212       884    1,008      1,040    2,876
Interest expense, net.........................      (101)     (99)    (158)     (506)    (939)      (671)    (993)
Other income (loss)...........................       (22)      27       18       (71)     (25)        70     (140)
                                                --------  -------  -------  --------  -------   --------  -------
Net income before taxes and elimination
    of minority partners' interest............        30      392    1,072       307       44        439    1,743
Elimination of minority partners' interest....         -        -        -         6       43         35      127
                                                --------  -------  -------  --------  -------   --------  -------
Net income before taxes.......................        30      392    1,072       301        1        404    1,616

Net income....................................  $     19  $   243  $   665  $    187  $     1   $    250  $ 1,002
                                                ========  =======  =======  ========  =======   ========  =======
Net income per share..........................  $   0.01  $  0.11  $  0.30  $   0.08  $  0.00   $   0.11  $  0.45
                                                ========  =======  =======  ========  =======   ========  =======
Supplemental net income per share(3)..........                                        $                   $
                                                                                      =======             =

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital (deficit).....................  $   (166) $    32  $   130  $   (634) $(1,344)  $(1,579)  $(4,312)
Total assets..................................     1,454    3,420    7,286    13,241   21,746    20,314    26,663
Long-term debt, excluding current portion.....       968    2,149    4,524     7,969   11,737    10,926    15,618
Shareholders' equity..........................       (32)     245      973     2,516    4,110     3,298     2,778

----------
(1) Derived from the unaudited historical financial statements of the Predecessor Corporations.
(2) Balance sheet data derived from the unaudited historical financial statements of the Predecessor Corporations.
(3) Gives effect to (i)the issuance of all of the shares of common stock offered hereby, as though they were outstanding since the beginning of the
    period, and assumes that (a)the proceeds of      of such shares are utilized
    to fund the distribution of restricted funds in excess of earnings (assuming
    a distribution of $       )and (b)the proceeds of       of such shares are
    utilized to repay $       of the Company's indebtedness, and (ii)the
    elimination of the interest costs associated with such repaid indebtedness, net of income taxes. See "Reorganization and Prior S Corporation Status" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         The financial data for each for the years ended December 31, 1993, 1994, and 1995, have been derived from the pro forma consolidated financial statements of Hops Grill & Bar, Inc., which have been derived from the audited historical financial statements of Hops Grill & Bar, Inc. and the audited historical financial statements of the Predecessor Corporations included elsewhere in this Prospectus. The financial data for the nine months ended September 30, 1995 and 1996, have been derived from the unaudited historical financial statements of the Predecessor Corporations.

         The following discussion of the results of operations and financial condition should be read in conjunction with the financial statements and notes appearing elsewhere in this Prospectus. See "Risk Factors-Forward-Looking Statements and Associated Risk."

         As of September 30, 1996, the Company had an ownership interest in 18 HOPS GRILL & BAR restaurants. The Company's ownership interest in each of the restaurants is in one of two categories for financial accounting purposes. See "Business-Ownership Structures."

                  COMPANY-OWNED RESTAURANTS. As of September 30, 1996, the Company owned 14 HOPS GRILL & BAR restaurants. Eight of these restaurants are wholly owned by the Company, and the Company owns approximately 90% and an operating partner owns approximately ten percent of the other six restaurants. The results of operations of the restaurants in which an operating partner owns an interest are consolidated in the operating results of the Company, and the portion attributable to the operating partner is eliminated as minority partners' interest.

                  DEVELOPMENT JOINT VENTURE RESTAURANTS. As of September 30, 1996, four HOPS GRILL & BAR restaurants were owned by development joint ventures controlled by the Company. The Company owns approximately 46%, a development joint venture partner owns approximately 44%, and an operating partner owns approximately 10% of three HOPS GRILL & BAR restaurants operated by a development joint venture in one market. The Company owns approximately 51%, a development joint venture partner owns approximately 39%, and an operating partner owns approximately 10% of one HOPS GRILL & BAR restaurant operated by another development joint venture. The results of operations of these restaurants are consolidated in the operating results of the Company, and the portion attributable to the development joint venture partner and operating partner is eliminated as minority partners' interest.

         Of the nine restaurants to be opened in 1997, the Company currently anticipates that three will be opened by the Company and six will be opened through development joint ventures. It is anticipated that operating partners will own approximately 10% of these nine restaurants.

         The Company has financed its expansion and operations to date principally through debt financing and operating cash flows. The Company plans to use all of the proceeds of this offering and to draw approximately $ million under the New Facility to repay the Company's existing bank indebtedness. Additionally, the Company intends to utilize substantially all of the remaining funds available under the New Facility to finance its new restaurant development during 1997. As a result, the Company expects to have significant indebtedness and incur substantial interest expense in the future. See "Risk Factors-Leverage" and "Use of Proceeds."

        During 1994 and 1995, the Company experienced a decrease in operating income and net income before taxes as a percentage of sales. The decrease in operating income was the result of an increase in certain restaurant operating and general and administrative expenses. The Company's net income before taxes was also adversely affected by an increase in interest expense. The Company believes that the increased level of expenses was necessary to allow the Company to position itself for the acceleration of its growth. The Company's results for the first nine months of 1996 reflect a benefit from these prior expenditures. The Company believes that as it develops new restaurants and generates increased sales, the Company will continue to benefit from such expenditures.

         The Company's income from restaurant operations increased in 1994, 1995, and for the nine months ended September 30, 1996 to $2.4 million, $3.0 million, and $4.2 million, respectively. As a percentage of sales, income from restaurant operations was 12.1%, 10.8%, and 13.3% in 1994, 1995, and for the nine months ended September 30, 1996, respectively. The fluctuation in income from restaurant operations as a percentage of sales is primarily attributable to an increase in advertising expenses as a percentage of sales in 1995 and a decrease in advertising as a percentage of sales in 1996. The Company decided in the fourth quarter of 1995 to further expose its concept to the public via its first television advertising campaign, which was conducted in all but one of the Company's then-current markets. The campaign cost the Company approximately $400,000 (including approximately $100,000 in production costs). The Company believes that it will receive efficiencies in advertising expenditures as new restaurants open and markets develop, and the Company anticipates utilizing television in the fourth quarter of 1996 as well as the future in markets that are media-efficient for the Company. Although income from restaurant operations increased in 1994 and 1995, net income before taxes decreased to $301,000 and $1,000, respectively. This is primarily the result of higher interest expense associated with the financing of new restaurants and higher general and administrative expenses. In 1994, the Company incurred certain general and administrative expenses in connection with the development of its corporate infrastructure. The Company moved its administrative support personnel from its restaurants to 4,000 square feet of office space located in Tampa, Florida. Along with the expenses associated with the move and rent expense, the Company also incurred costs associated with recruiting, moving, and hiring of additional administrative personnel as well as costs associated with supplies and materials. As the Hops Grill & Bar restaurant system expanded during 1994, the Company developed and began to utilize the operating partner program as a key element in its expansion strategy. In 1995, the Company incurred approximately $250,000 in general and administrative expenses associated with the recruitment of operating partners and start-up of the operating partner program. The Company does not anticipate incurring such additional expenses in the future. In 1995, the Company also incurred additional costs due to the hiring of additional corporate personnel and restaurant supervisory personnel to support its expansion program.

         Preopening costs include labor costs, costs of hiring and training personnel, and certain other costs related to opening new restaurants, and are capitalized and amortized over a 12-month period, beginning in the month the restaurant opens.

         Immediately prior to the Reorganization and in contemplation of the terms of the New Facility, the Predecessor Corporations will distribute to their shareholders funds which were previously restricted under the Predecessor Corporations' prior lending arrangement (approximately $0.7 million as of September 30, 1996). Such restricted funds would have been previously distributed by the Predecessor Corporations in accordance with their past practice, but for the restrictions contained in the prior lending arrangement. As a result of the termination of the Predecessor Corporation's S corporation status upon the closing of this offering, the Company's operating results will reflect the recognition of a deferred tax liability of approximately $200,000 which will be included as income tax expense in the fourth quarter of 1996. In addition, the Company's New Facility requires a $250,000 fee which will be expensed in the quarter in which the New Facility becomes effective.

         Since their inception, each of the Predecessor Corporations has been treated as an S corporation for federal and state income tax purposes. As a result, the earnings of the Predecessor Corporations have been taxed, for federal and state income tax purposes, directly to the shareholders of the Predecessor Corporations. Accordingly, the following discussion of the Company's results of operations does not include a discussion of income tax expense. Upon the completion of the Reorganization, the Company will become responsible for the payment of federal and state income taxes on its earnings.


RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, (i) the percentages which items in the Company's Statement of Earnings bear to total sales, as indicated, and (ii) selected restaurant data. All dollar amounts in the following table are expressed in thousands.
                                                                                              NINE MONTHS
                                                     YEARS ENDED DECEMBER 31,             ENDED SEPTEMBER 30,
                                               -------------------------------------     ----------------------
                                                  1993          1994          1995         1995          1996
                                               ---------     ---------     ---------     ---------     ---------

STATEMENT OF EARNINGS DATA:
Sales                                             100.0%        100.0%        100.0%        100.0%        100.0%
                                               ---------     ---------     ---------     ---------     ---------
Restaurant operating expenses:
   Cost of sales                                    31.5          32.7          32.0          31.9          32.9
   Labor and other related expenses                 28.1          28.7          28.8          28.7          28.6
   Other restaurant operating expenses              22.8          22.6          24.0          22.4          20.2
   Depreciation and amortization                     2.4           3.9           4.4           4.2           5.0
                                               ---------     ---------     ---------     ---------     ---------
      Total restaurant operating expenses           84.8          87.9          89.2          87.2          86.7
                                               ---------     ---------     ---------     ---------     ---------
Income from restaurant operations                   15.2          12.1          10.8          12.8          13.3
General and administrative expenses                  5.2           7.7           7.2           7.7           4.1
                                               ---------     ---------     ---------     ---------     ---------
Operating income                                    10.0           4.4           3.6           5.1           9.2
Interest expense, net                               (1.3)         (2.5)         (3.3)         (3.3)         (3.2)
Other income (loss)                                  0.1          (0.4)         (0.1)          0.4          (0.4)
                                               ---------     ---------     ---------     ---------     ---------
Net income before taxes and elimination
   of minority partners' interest                    8.8           1.5           0.2           2.2           5.6
Elimination of minority partners' interest            --            --           0.2           0.2           0.4
                                               ---------     ---------     ---------     ---------     ---------
Net income before taxes                              8.8%          1.5%          0.0%          2.0%          5.2%
                                               =========     =========     =========     =========     =========

RESTAURANT DATA:
Restaurants open at end of period:
   Company-owned restaurants                           6             7            10             9            14
   Development joint venture restaurants              --             2             3             3             4
                                               ---------     ---------     ---------     ---------     ---------
       Total                                           6             9            13            12            18
                                               =========     =========     =========     =========     =========
System-wide sales:
   Company-owned restaurants                   $  12,120     $  17,160     $  22,600     $  16,052     $  26,079
   Development joint venture restaurants              --         3,029         5,714         4,210         5,279
                                               ---------     ---------     ---------     ---------     ---------
       Total                                   $  12,120     $  20,189     $  28,314     $  20,262     $  31,358
                                               =========     =========     =========     =========     =========


NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1995

         SALES. Sales increased $11.1 million or 54.8% to $31.4 million for the nine months ended September 30, 1996, from $20.3 million for the same period in 1995. Approximately $6.3 million of this increase was attributable to the five new restaurants opened during the first nine months of 1996, while approximately $3.9 million of the increase was attributable to a full nine months of operations for the four restaurants opened during 1995. The increase was also a result of a $0.9 million increase in sales by the nine restaurants opened for the first nine months of both 1996 and 1995. This increase is primarily attributable to an increase in customer counts as well as an increase in the average check amount. In June 1995, the Company reformatted its menu to focus on higher dollar entrees at dinner as well as adding the Brewmaster Steak to its menu permanently. Both the reformatting of the menu and the addition of the Brewmaster Steak had the effect of increasing average check amounts.

         COST OF SALES. Cost of sales, which consists of food and beverage costs, increased $3.9 million or 59.8% to $10.3 million for the nine months ended September 30, 1996, from $6.5 million for the same period in 1995 and increased as a percentage of sales to 32.9% for the nine months ended September 30, 1996, from 31.9% for the same period in 1995. The increase in the cost of sales as a percentage of sales was primarily due to increased meat sales as a result of the reformatting of the menu and higher food costs associated with new restaurant openings during the nine months ended September 30, 1996.

         LABOR AND OTHER RELATED EXPENSES. Labor and other related expenses, which include restaurant wages, payroll taxes, and group health insurance, increased $3.2 million or 54.5% to $9.0 million for the nine months ended September 30, 1996, from $5.8 million for the same period in 1995. Labor and other related expenses increased due to new restaurant openings but decreased as a percentage of sales to 28.6% for the nine months ended September 30, 1996, from 28.7% for the same period in 1995. The Company does not expect the legislated increase in the minimum wage, effective October 1, 1996, to have a material effect on its operating results.

         OTHER RESTAURANT OPERATING EXPENSES. Other restaurant operating expenses, which include operating supplies, repairs and maintenance, utilities, advertising expenses, and occupancy costs, increased $1.8 million or 40.0% to $6.4 million for the nine months ended September 30, 1996, from $4.5 million for the same period in 1995. As a percentage of sales, such expenses decreased to 20.2% from 22.4% primarily due to greater efficiencies created by an increase in average sales per restaurant as well as an increased focus on cost controls.

         DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $0.7 million or 83.0% to $1.6 million for the nine months ended September 30, 1996, from $0.9 million for the same period in 1995 principally reflecting the amortization of capitalized preopening costs and depreciation expenses related to new restaurant openings.

         INCOME FROM RESTAURANT OPERATIONS. As a result of the increase in sales, the changes in the relationship between sales and expenses discussed above, and the opening of new restaurants, income from restaurant operations increased $1.6 million or 60.0% to $4.2 million for the nine months ended September 30, 1996, from $2.6 million for the same period in 1995. As a percentage of sales, income from restaurant operations increased to 13.3% for the nine months ended September 30, 1996, from 12.8% for the same period in 1995.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased $0.3 million or 17.7% to $1.3 million for the nine months ended September 30, 1996, compared to $1.6 million for the same period in 1995 and decreased as a percentage of sales to 4.1% for the nine months ended September 30, 1996, compared to 7.7% for the same period in 1995. During 1995, the Company hired additional restaurant supervisory personnel and corporate personnel to support additional restaurants. The Company also incurred higher expenses in 1995 as the result of start-up costs associated with the commencement of its operating partner program. Although general and administrative expenses decreased substantially both in amount and as a percentage of sales during the nine months ended September 30, 1996, the Company believes that the these expenses, both in amount and as a percentage of sales, will increase after this offering due to the addition of corporate personnel to support growth and from an increase in salaries for existing management. See "Business-Executive Compensation."

         INTEREST EXPENSE, NET. Interest expense, net, which consists of interest expense net of interest income, increased $0.3 million to $1.0 million during the nine months ended September 30, 1996, from $0.7 million during the same period in 1995 reflecting borrowings for the development of new restaurants offset in part by a decrease in the cost of borrowings.

         OTHER INCOME (LOSS). Other income (loss) includes any gains or losses associated with investment in marketable securities and any gains or losses associated with the disposal of fixed assets. Other income (loss) decreased $210,000 to a loss of $140,000 during the nine months ended September 30, 1996, from income of $70,000 for the same period in 1995. This decrease was primarily due to a loss in marketable securities of $48,000 during the nine months ended September 30, 1996, compared to a gain of $70,000 for the same period in 1995, as well as a loss on the disposal of fixed assets of $92,000 during the first half of 1996 in connection with an upgrade of the Company's point of sale system. The Company intends to divest itself of all marketable securities prior to the completion of this offering and does not to plan to invest in marketable securities in the future.

         NET INCOME BEFORE TAXES. As a result of the foregoing factors, net income before taxes increased $1.2 million or 300.0% to $1.6 million during the nine months ended September 30, 1996, from $0.4 million for the same period in 1995. As a percentage of sales, net income before taxes increased to 5.2% for the nine months ended September 30, 1996, from 2.0% for the same period in 1995.


YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

         SALES. Sales increased $8.1 million or 40.2% to $28.3 million in 1995 from $20.2 million in 1994. Approximately $6.4 million of this increase was attributable to the four new restaurants opened in 1995 while approximately $1.9 million of the increase was attributable to a full year of operations for the three restaurants opened during 1994. The increases were partially offset by a $0.2 million aggregate decrease in sales at the six restaurants that were open for both periods.

         COST OF SALES. Cost of sales increased $2.5 million or 37.4% to $9.1 million in 1995 from $6.6 million in 1994, but decreased as a percentage of sales to 32.0% in 1995 from 32.7% in 1994. The overall increase in cost of sales was due to new restaurant openings in 1995 while the decrease in cost of sales as a percentage of sales was due to a 0.2% decrease in food costs primarily attributable to improved food costs in restaurants open prior to 1995 and by a 0.5% decrease in liquor costs mostly related to a beer promotion in 1994 which reduced margins.

         LABOR AND OTHER RELATED EXPENSES. Labor and other related expenses increased $2.3 million or 40.7% to $8.1 million in 1995 from $5.8 million in 1994. This increase is primarily attributable to new restaurant openings. Labor and other related expenses as a percentage of sales remained essentially unchanged.


         OTHER RESTAURANT OPERATING EXPENSES. Other restaurant operating expenses, which include operating supplies, repairs and maintenance, utilities, advertising expenses, and insurance and occupancy costs, increased 49.3% or $2.2 million to $6.8 million in 1995 from $4.6 million in 1994. As a percentage of sales, such expenses increased to 24.1% from 22.6% primarily due to increased advertising expenses associated with the Company's first television campaign in the fourth quarter of 1995 and increased insurance costs associated with entering new markets.


         DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $0.4 million or 55.3% to $1.2 million in 1995 from $0.8 million in 1994, principally reflecting the amortization of capitalized preopening costs and depreciation expenses related to new restaurant openings in 1995.

         INCOME FROM RESTAURANT OPERATIONS. As a result of the increase in sales, the changes in the relationship between sales and expenses discussed above, and the opening of new restaurants, income from restaurant operations increased $0.6 million or 25.4% to $3.0 million in 1995 from $2.4 million in 1994. As a percentage of sales, income from restaurant operations decreased to 10.8% in 1995 from 12.1% for 1994.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $0.5 million or 31.9% to $2.0 million in 1995 from $1.5 million in 1994 but decreased as a percentage of sales to 7.2% in 1995 from 7.7% in 1994. The overall increase in general and administrative expenses was the result of an increase in restaurant supervisory personnel and corporate personnel to support additional restaurants and certain costs incurred by the Company in the initiation of its operating partner program, and the decrease in general and administrative expenses as a percentage of sales was due to higher sales without a proportionate increase in such expenses.

         INTEREST EXPENSE, NET. Interest expense, net, increased $0.4 million to $0.9 million from $0.5 million reflecting borrowings for the development of new restaurants as well as an increase in the cost of borrowings.

         OTHER INCOME (LOSS). Other income (loss) includes any gains or losses associated with investment in marketable securities and any gains or losses associated with the disposal of fixed assets. The Company incurred a loss of $25,000 in 1995 compared to a loss of $71,000 in 1994. This decrease in the amount of loss was primarily due to a gain in marketable securities of $36,000 in 1995 compared to a loss of $71,000 in 1994, offset in part by a loss on the disposal of fixed assets of $61,000 in connection with an upgrade of the Company's computer system.

         NET INCOME BEFORE TAXES. As a result of the foregoing factors, net income before taxes decreased $0.3 million or 99.9% to $1,000 during 1995, from $0.3 million for 1994. As a percentage of sales, net income before taxes decreased to less than one percent for 1995 from 1.5% for 1994.


YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

         SALES. Sales increased $8.1 million or 66.6% to $20.2 million in 1994 from $12.1 million in 1993. Approximately $4.5 million of this increase was attributable to the three new restaurants opened in 1994 while approximately $4.0 million of the increase was attributable to a full year of operations for the two restaurants opened in 1993. The increases were partially offset by a $0.4 million aggregate decrease in sales at the four restaurants that were open for both periods.

         COST OF SALES. Cost of sales increased $2.8 million or 72.7% to $6.6 million in 1994 from $3.8 million in 1993 and increased as a percentage of sales to 32.7% in 1994 from 31.5% in 1993. The overall increase in cost of sales was due to new restaurant openings. The increase as a percentage of sales was primarily attributable to an increase in the food sales mix to 81.4% of total sales in 1994 compared to 79.3% in 1993.

         LABOR AND OTHER RELATED EXPENSES. Labor and other related expenses increased $2.4 million or 70.2% to $5.8 million in 1994 from $3.4 million in 1993. Labor and other related expenses increased as a percentage of sales to 28.7% in 1994 from 28.1% in 1993. The increase is primarily attributable to higher labor costs as a percentage of sales for the three new restaurants opened in 1994 and to the opening of the two new restaurants in the fourth quarter of 1993.

         OTHER RESTAURANT OPERATING EXPENSES. Other restaurant operating expenses increased $1.8 million or 65.4% to $4.6 million in 1994 from $2.8 million in 1993. This increase is due to the opening of the three new restaurants in 1994. Such expenses as a percentage of sales decreased to 22.6% in 1994 from 22.8% in 1993.

         DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $0.5 million or 179.7% to $0.8 million in 1994 from $0.3 million in 1993, principally reflecting the amortization of capitalized preopening costs and depreciation expenses related to new restaurant openings in 1994.

         INCOME FROM RESTAURANT OPERATIONS. As a result of the increase in sales, the changes in the relationship between sales and expenses discussed above, and the opening of new restaurants, income from restaurant operations increased $0.6 million or 31.5% to $2.4 million in 1994 from $1.8 million in 1993. As a percentage of sales, income from restaurant operations decreased to 12.1% for 1994 from 15.2% for 1993.

         GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $0.9 million or 143.5% to $1.5 million in 1994 from $0.6 million in 1993 and increased as a percentage of sales to 7.7% in 1994 from 5.2% in 1993. The increase is primarily the result of the Company's development of its corporate infrastructure. During 1994, the Company moved its administrative support personnel from its restaurants to 4,000 square feet of new office space located in Tampa, Florida. Along with the expenses associated with the move to a corporate office and the related rent expense, the Company also incurred costs associated with recruiting and hiring of administrative personnel as well as costs associated with supplies and materials.

         INTEREST EXPENSE, NET. Interest expense, net, which consists of interest expense net of interest income, increased $0.3 million to $0.5 million from $0.2 million reflecting borrowings for the development of new restaurants offset by a decrease in the cost of borrowings.

         OTHER INCOME (LOSS). Other income (loss) decreased $89,000 to a loss of $71,000 in 1994 from a gain of $18,000 in 1993. This decrease was primarily due to a loss in marketable securities.

         NET INCOME BEFORE TAXES. As a result of the foregoing factors, net income before taxes decreased $0.8 million or 71.9% to $0.3 million during 1994, from $1.0 million for 1993. As a percentage of sales, net income before taxes decreased to 1.5% for 1994 from 8.8% for 1993.


LIQUIDITY AND CAPITAL RESOURCES

         The Company requires capital primarily for the development and construction of new restaurants. Total capital expenditures were approximately $3.2 million, $6.8 million, $8.4 million, and $6.7 million for the years ended December 31, 1993, 1994, and 1995, and for the nine months ended September 30, 1996, respectively. As of September 30, 1996, the Company leased 12 restaurant properties and owned six restaurant properties. To date, the Company has financed its capital requirements through cash flow from operations, bank borrowings, and capital contributions from shareholders and minority partners. The following table presents a summary of the Company's sources of capital for the last three fiscal years and for the nine months ended September 30, 1996. All dollar amounts in the following table are expressed in thousands.

                                                                                                  NINE
                                                                                                 MONTHS
                                                                      YEARS ENDED                ENDED
                                                                      DECEMBER 31,              SEPT. 30,
                                                           ----------------------------------   ---------
                                                              1993        1994        1995        1996
                                                           ---------   ---------   ----------   ---------
Cash provided by operations........................        $   1,597   $   1,395   $    1,435   $   1,974
Borrowings, net of repayments......................            2,575       4,207        3,863       5,739
Contributions from shareholders....................               21       2,086        3,017         138
Contributions from minority partners...............                -          48        1,961         481
                                                           ---------   ---------   ----------   ---------
                                                           $   4,193   $   7,736   $   10,276   $   8,332
                                                           =========   =========   ==========   =========

         The borrowings have been under term loans ranging from one to 15 years at 0.50% to 1.25% above the lender's prime rate. See Note 3 of Notes to Combined Financial Statements.

         The Company plans to open nine new restaurants in 1997. The Company estimates that the cost of developing each additional restaurant in 1997 will average approximately $1.4 million, including building, site improvement costs, restaurant fixtures and equipment, and approximately $150,000 in microbrewery equipment. Of the nine new restaurants in 1997, the Company expects to purchase four restaurant properties for an average of approximately $750,000 per property and to lease the remaining five restaurant properties. Preopening costs during 1997 are expected to average approximately $140,000 per restaurant. The Company estimates that its portion of capital expenditures (including land costs but excluding development joint venture partner contributions) for the development of new restaurants in 1997 will be approximately $15.6 million. See "Business-Unit Economics." The Company also intends to make capital expenditures on an ongoing basis to maintain and, where appropriate, upgrade its existing restaurants.


         The Company has received a commitment from its primary bank lender to provide the Company with a $20.0 million line of credit facility, effective upon the completion of this offering. The New Facility will bear interest at the prime rate (as determined by reference to the prime rates published in the WALL STREET JOURNAL) or, at the Company's option, at LIBOR plus 2.5%, and will mature
two years from the closing of the loan. Approximately $        million of the
New Facility will be utilized to repay the balance of the existing indebtedness
with the Company's primary bank lender, and the balance of $        million will
be available to develop new restaurants and for working capital and other general corporate purposes. The Company expects that the credit agreement relating to the New Facility will contain customary representations, warranties and covenants, as well as prohibitions against any other indebtedness without the consent of the lender, except for normal trade credit and liabilities and minor equipment leases, and a prohibition of the payment of dividends by Hops Grill & Bar, Inc. There will be no restriction on the operating subsidiaries' ability to pass cash flow from their operations up to Hops Grill & Bar, Inc. in the form of dividends or otherwise. The Company's obligations under the New Facility will be secured by a pledge of all of the outstanding capital stock of the Company's direct, wholly owned subsidiaries and will be guaranteed by Messrs. Mason and Schelldorf. The Company intends to utilize the New Facility primarily to finance the development of new restaurants.


         The Company plans to repay $        million of existing debt with
proceeds from the offering and utilize the New Facility to repay the remaining $
       million of existing debt. The Company believes that the remaining availability of its New Facility along with cash flow from operations will be sufficient to fund the Company's restaurant development through 1997. In order to carry out its expansion plans beyond 1997, as well as to pay amounts due under the New Facility, which matures in 1998, the Company will need additional sources of capital. Such additional financing may be through bank financing or the sale of debt or equity securities. There can be no assurance that such funds will be available on favorable terms, if at all. The issuance of additional equity securities could result in dilution to purchasers in the offering.


         As is common in the restaurant industry, the Company has generally operated with a working capital deficit. The Company does not have significant receivables or inventory and receives trade credit on its purchases of food and supplies. Working capital decreased $0.7 million to a deficit of $0.6 million in 1994 compared to $0.1 million in 1993. Working capital also decreased $0.7 million to a deficit of $1.3 million in 1995 compared to a deficit of $0.6 million in 1994. The decreases in both 1994 and 1995 are primarily the result of an increase in trade payables and other accrued expenses due to new restaurant openings.

SEASONALITY AND QUARTERLY RESULTS

         The Company's sales and earnings fluctuate seasonally. Quarterly results have been and in the future are likely to be affected by the timing of new restaurant openings. Because of the seasonality of the Company's business and the impact of new restaurant openings, results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year and cannot be used to indicate financial performance for the entire year.



         The following table sets forth summary statement of earnings data for the seven quarters ended September 30, 1996, and has been derived from the unaudited historical financial statements of the Predecessor Corporations. All dollar amounts in the following table are expressed in thousands, except per share data.

                                                                        THREE MONTHS ENDED
                                              MARCH 31,  JUNE 30,  SEPT. 30,  DEC. 31,  MARCH 31, JUNE 30,  SEPT. 30,
                                                1995      1995       1995      1995       1996      1996      1996
                                              --------   -------   --------   -------   --------   -------   -----
STATEMENT OF EARNINGS DATA:
Sales.......................................  $  6,265   $ 7,071   $  6,926   $ 8,052   $  9,643   $10,688   $11,027
Restaurant operating expenses:
    Cost of sales...........................     1,917     2,267      2,269     2,617      3,122     3,488     3,702
    Labor and other related expenses........     1,744     2,060      2,004     2,339      2,661     3,031     3,283
    Other restaurant operating expenses.....     1,381     1,572      1,594     2,264      1,867     2,120     2,364
    Depreciation and amortization...........       230       284        338       390        396       497       666
                                              --------   -------   --------   -------   --------   -------   -------
        Total restaurant operating expenses.     5,272     6,183      6,205     7,610      8,046     9,136    10,015
                                              --------   -------   --------   -------   --------   -------   -------
Income from restaurant operations...........       993       888        721       442      1,597     1,552     1,012
General and administrative expenses.........       563       489        510       474        386       388       511
                                              --------   -------   --------   -------   --------   -------   -------
Operating income (loss).....................       430       399        211       (32)     1,211     1,164       501
Interest expense, net.......................       185       244        242       268        270       336       387
Other income (loss).........................        35        45        (10)      (95)       (11)     (113)      (16)
                                              --------   -------   --------   -------   --------   -------   -------
Net income (loss) before taxes and elimi-
    nation of minority partners' interest...       280       200        (41)     (395)       930       715        98
Elimination of minority partners' interest..        26        17         (8)        8         65        74       (12)
                                              --------   -------   --------   -------   --------   -------   -------
Net income before taxes.....................       254       183        (33)     (403)       865       641       110

Net income(1)...............................  $    157   $   113   $    (20)  $  (249)  $    536   $   398   $    68
                                              ========   =======   ========   =======   ========   =======   =======
Net income per share........................  $   0.07   $  0.05   $  (0.01)  $ (0.11)  $   0.24   $  0.18   $  0.03
                                              ========   =======   ========   =======   ========   =======   =======

RESTAURANT DATA:
Average sales per restaurant open
    for full period.........................  $    639   $   609   $    577   $   598   $    686   $   683   $   627

---------------
(1) Reflects the effect on statement of earnings data, assuming the Company had been treated as a C corporation rather than as an S corporation for federal and state income tax purposes, and assuming that combined federal and state income tax rates aggregate 38.0%. See "Reorganization and Prior S Corporation Status" and Note 1 of Notes to Combined Financial Statements.

         Historically, the Company has generated higher average sales per restaurant during the first and second quarters of the calendar year. This is primarily a result of the geographic concentration of the Company's restaurants in Florida, which experiences a substantially higher level of tourism during these periods. The Company believes the $105,000 or 5.8% increase in average sales per restaurant for the first three quarters of 1996 versus the first three quarters of 1995 is primarily the result of the reformatting of its menu in June 1995 and carryover benefits from its advertising campaign in the fourth quarter of 1995.

         Higher average sales per restaurant generally equate to higher income from restaurant operations as operating efficiencies are realized. Income from restaurant operations was lower in the fourth quarter of 1995, in absolute dollars and as a percentage of sales, due to an increase in other operating expenses related to the Company's first television campaign and the write-off of certain amounts at year-end.

         General and administrative expenses decreased to 6.9% of sales in the second quarter of 1995 compared to 9.0% of sales in the first quarter of 1995 primarily due to certain expenses incurred in the start-up of the operating partner program. General and administrative expenses decreased, in absolute dollars and as a percentage of sales, in each of the first two quarters of 1996 versus each quarter of 1995 and decreased as a percentage of sales in the third quarter of 1996 versus 1995 due to increased management focus on the amount of such expenses.



IMPACT OF INFLATION

         Management does not believe inflation has had a significant effect during the past several years on the Company's operations. Management believes the Company has historically been able to pass on increased costs through menu price increases, but there can be no assurance that it will be able to do so in the future. The Company does not expect the legislated increase in the minimum wage, effective October 1, 1996, to have a material effect on its operating results.

                                    BUSINESS

GENERAL

         The Company's HOPS GRILL & BAR restaurant system of 18 full-service, casual dining restaurants constitutes the nation's largest chain of restaurants that feature an on-premises microbrewery and operate under one name. Each restaurant features a diverse menu of popular foods, freshly prepared in a display kitchen with a strict commitment to quality. The Company seeks to heighten its customers' sense of value by offering generous portions at moderate prices. As a complement to its menu, each HOPS GRILL & BAR restaurant offers handcrafted lager-style beers and ales that are brewed in-house and selected for their mass appeal and drinkability. To enhance the dining experience of its customers, each restaurant provides attentive, friendly service in a casual, upbeat atmosphere. The Company believes that its emphasis on consistent, high-quality food and outstanding service, together with its signature microbrewed beers, enable the Company to differentiate itself from its competitors and provide its customers with an exceptional dining experience.


BUSINESS STRATEGY

         The Company seeks to differentiate its restaurants and establish a foundation for growth by emphasizing the following strategic elements:

         PREMIUM-QUALITY FOOD; STRATEGICALLY DESIGNED MENU. At each HOPS GRILL & BAR restaurant, the Company seeks to provide its customers with generous portions of premium-quality foods, freshly prepared daily in a display kitchen. The menu has been designed with a select number of items to permit the greatest attention to quality while offering sufficient breadth to appeal to a wide variety of customer tastes. The Company seeks to heighten its customers' sense of value by offering its generous portions at moderate prices.

         HANDCRAFTED MICROBREWED BEERS. HOPS GRILL & BAR restaurants feature lager-style beers and ales, freshly brewed to exacting specifications in each restaurant's on-premises observation microbrewery. Each beer is handcrafted from an original recipe formulated by the Company's team of experienced brewmasters and has been carefully selected for its mass appeal and drinkability and to complement the restaurants' food selections.

         EXCEPTIONAL CUSTOMER SERVICE. At each HOPS GRILL & BAR restaurant, the Company seeks to provide its customers with an exceptional dining experience and a level of service that exceeds their expectations. Service at each table is provided by a well-trained staff utilizing a friendly, attentive and efficient approach that emphasizes teamwork, situational awareness, communication, and overall customer satisfaction.

         MOTIVATED MANAGEMENT AND EMPLOYEES. The Company is committed to attracting, developing and motivating its employees through the extensive use of custom-designed recruiting and training programs, competitive compensation and benefit programs, and opportunities for advancement. A key element of this strategy is the use of operating partners, who are experienced restaurant operators and who acquire a ten percent equity interest in the restaurants within their operating territory. The Company believes that equity ownership motivates the operating partners to actively manage existing restaurants and to develop new restaurants.

         DISTINCTIVE ATMOSPHERE AND DECOR. Each HOPS GRILL & BAR restaurant has a casual, upbeat atmosphere and decor characterized by a display kitchen, an observation microbrewery and the extensive use of custom-designed and -manufactured fixtures, seating areas and signage.

CONCEPT

         The HOPS GRILL & BAR concept is designed to appeal to a broad customer base by incorporating the following:

         MENU AND PRICING. HOPS GRILL & BAR restaurants feature an American-style menu that includes top choice steaks and prime rib, smoked baby back ribs, fresh fish, chicken and pasta dishes, deluxe burgers and sandwiches, hand-tossed salads with homemade dressings, appetizers, soups, and desserts. Menu items are prepared from scratch daily in a display kitchen. The Company's restaurants serve both lunch and dinner, with prices ranging from $5.45 to $6.45 for appetizers, $3.95 to $6.95 for salads, $5.95 to $7.95 for burgers and sandwiches, and $8.45 to $16.95 for dinner entrees. The menu also offers separate selections for children. Management believes that the cost of a typical meal at the Company's restaurants, including beverages, currently ranges from $6.00 to $9.00 per person for lunch and $13.00 to $15.00 per person for dinner.


         All menu items are offered in both the dining and the bar areas, and the restaurants offer a selection of quality wines and a full liquor bar. Sales of alcoholic beverages accounted for 17.8% of the Company's total sales (with beer constituting 58.0% of sales of alcoholic beverages) during the 12-month period ended September 30, 1996.


         HANDCRAFTED BEER. Consumer interest in higher quality, more flavorful beer has resulted in significant growth in the microbrewed and specialty beer markets during the last several years. To address this growing consumer interest, HOPS GRILL & BAR restaurants feature handcrafted beer brewed on-premises by each restaurant's brewmaster. The Company utilizes its original recipes to brew its distinctive lager-style beers and ales - Clearwater Light(TM), Lightning Bold Gold(TM), Hammerhead Red(TM), and A-1 Ale. These freshly brewed beers are served in a frozen glass mug and, except for one nonalcoholic beer, are the only beers served at HOPS GRILL & BAR restaurants. The restaurants' handcrafted beers are intended to complement the food offerings.

         DESIGN AND LAYOUT. HOPS GRILL & BAR restaurants range in size from approximately 5,000 to 7,300 square feet and are designed to create a dramatic visual impact on their customers. Each HOPS GRILL & BAR restaurant features warm lighting, high ceilings and wood-finished interiors complemented by an array of stainless steel and copper brewing tanks and equipment. The dining and bar areas are spacious, and the kitchens are contemporary and open. The attractive on-premises brewing equipment is an integral aspect of the design and enhances the ambiance of the restaurant. The observation microbreweries in the restaurants are efficiently designed to occupy from 450 to 750 square feet. The restaurants' dining and bar areas seat from 160 to 240 customers. In select locations, the restaurants also provide outdoor patio service which allows for increased seating capacity and an open-air dining experience for customers.


RESTAURANT LOCATIONS

         The following table sets forth certain information regarding the Company's 18 existing restaurant locations.

                                                                       APPROXIMATE
                                                                         SQUARE             OWNED
LOCATION                                          OPENING DATE            FEET            OR LEASED
--------                                         --------------       ------------       ----------
Clearwater, Florida...........................   November 1989           5,600            Leased
Tampa, Florida................................   April 1991              6,800            Leased
Palm Harbor, Florida..........................   May 1992                5,600            Leased
Tampa, Florida................................   November 1992           5,600            Owned
Bradenton, Florida............................   October 1993            5,400            Leased
Lakeland, Florida.............................   December 1993           6,000            Leased
Jacksonville, Florida(1)......................   March 1994              6,000            Leased
Tampa, Florida................................   June 1994               7,100            Owned
Orange Park, Florida(1).......................   September 1994          6,000            Leased
Port Richey, Florida..........................   February 1995           5,000            Owned
Orlando, Florida..............................   April 1995              5,000            Owned
Ocala, Florida(1).............................   May 1995                5,900            Leased
Coral Springs, Florida........................   October 1995            5,900            Leased
Boynton Beach, Florida........................   February 1996           5,900            Leased
St. Petersburg, Florida.......................   March 1996              5,000            Owned
Bowling Green, Kentucky.......................   May 1996                7,300            Owned
Denver, Colorado(1)...........................   July 1996               5,400            Leased
Altamonte Springs, Florida....................   August 1996             6,500            Leased

----------
(1) Operated by a development joint venture that is controlled by the Company. See "-Ownership Structures."

UNIT ECONOMICS

         Average annual sales for the 13 HOPS GRILL & BAR restaurants that were open for the entire 12-month period ended September 30, 1996, were approximately $2.5 million. During the 12 months ended September 30, 1996, the cost of developing and opening each HOPS GRILL & BAR opened during the period averaged approximately $1.4 million, including building, site improvement costs, restaurant fixtures and equipment, and approximately $160,000 in microbrewery equipment. Land costs for the two restaurants opened by the Company during this period were approximately $800,000 per restaurant. Preopening costs, which include labor costs, costs of hiring and training personnel, and certain other costs related to opening new restaurants, were an average of approximately $150,000 per restaurant during this period. In certain instances, the Company has received landlord contributions in the form of tenant finish allowances, reducing the cash required to open a new restaurant.

         The Company estimates that the cost of developing each additional restaurant in 1997 will average approximately $1.4 million, including building, site improvement costs, restaurant fixtures and equipment, and approximately $150,000 in microbrewery equipment. The Company expects that the cost of land for four of the nine restaurants expected to be opened in 1997 will average approximately $750,000 per restaurant. Preopening costs during 1997 are expected to average approximately $140,000 per restaurant.

SITE SELECTION

         Site selection is critical to the success of individual restaurants, and the Company devotes significant time and resources in analyzing each prospective site. Once a particular market has been identified and agreed upon by senior management, real estate brokers and agents are engaged to assist senior management and the Company's local operating partner in locating specific sites. Factors such as local market demographics, including population density, age range, median household income and median home prices are considered. In addition to analyzing demographic information for each prospective site, management considers factors such as visibility, traffic patterns, accessibility, proximity of shopping areas, office parks and tourist attractions, and the availability of parking. The Company also reviews potential competition and attempts to analyze the profitability of other national chain restaurants operating in the area.

         The Company has developed a series of prototype designs and specifications that allows for the development of HOPS GRILL & BAR restaurants as free-standing buildings or as an end-cap of a strip shopping center. Fifteen of the Company's restaurants are located in free-standing buildings, and three are a part of a strip shopping center. Additionally, six of the free-standing HOPS GRILL & BAR restaurants involved the remodeling of an existing building and nine were newly constructed by the Company. In select locations, the restaurants also provide outdoor patio service which allows for increased seating capacity and an open-air dining experience for customers. The Company uses an experienced in-house development staff to supervise the construction process for new restaurants, including contracting with vendors for all leasehold improvements, restaurant furniture and restaurant and microbrewery equipment. The Company believes that its ability to utilize a variety of existing restaurant and other retail space, as well as its ability to construct new restaurants from the ground up, enables the Company to obtain desirable locations that would prove impractical if the Company were constrained by rigid design requirements.


EXPANSION STRATEGY

         The Company opened five HOPS GRILL & BAR restaurants in 1996 and plans to open nine and 12 HOPS GRILL & BAR restaurants in 1997 and 1998, respectively. The Company has entered into agreements to purchase the real estate for restaurants in Charlotte, North Carolina, Plantation, Florida, and Orlando, Florida and has entered into leases for restaurants in Colorado Springs, Colorado, Miami, Florida, Pompano Beach, Florida, and Pembroke Pines, Florida. Generally, each lease to be entered into or property to be purchased by the Company will be conditioned upon the ability of the Company to obtain the permits and licenses necessary to operate the restaurant identified for such site.

         A key element of the Company's expansion strategy is its operating partner program. Under this program, the Company enters into an agreement for restaurant development within a prescribed area with an experienced restaurant operator who can provide local market knowledge and management. Each operating partner acquires a ten percent equity interest in the restaurants within the operating partner's territory. The equity interest provides incentive to the operating partner to actively supervise the development and operations of his restaurants. The Company believes that its operating partner programs enhance its ability to expand into new markets. Currently 10 HOPS GRILL & BAR restaurants operate under five operating partner arrangements, and the Company expects that all of the restaurants it intends to develop in 1997 will be operated under operating partner arrangements.

         Another important element of the Company's expansion strategy has been its development joint ventures. The Company is currently a party to three development joint ventures for the development of HOPS GRILL & BAR restaurants in southeast Florida, Colorado, and northeast Florida. The Company believes that its development joint ventures have allowed the Company to more quickly expand its concept into new territories. While no further development will occur within the northeast Florida development joint venture, the two remaining development joint ventures may develop up to an additional 15 restaurants. It is currently anticipated that six of the nine HOPS GRILL & BAR restaurants to be opened in 1997 will be developed through the Company's existing development joint ventures. See "-Ownership Structures-Joint Venture Restaurants."


RESTAURANT OPERATIONS

         MANAGEMENT AND EMPLOYEES. The Company's overall restaurant operations are directed by Thomas A. Schelldorf, the Company's Executive Vice President and Chief Operating Officer, and Timothy V. Curci, the Company's Vice President-Operations. Oversight of the Company's eight Tampa Bay area restaurants is undertaken directly by Company management with responsibility for the remaining 10 restaurants organized geographically with five operating partners. Operating partners currently have responsibility for between one and three restaurants. As restaurant development continues, the Company expects each operating partner to have responsibility for three to six restaurants.


         The typical HOPS GRILL & BAR's restaurant management staff has one general manager and two or three assistant managers, as well as a kitchen manager, an assistant kitchen manager and a brewmaster. Brewmasters generally supervise the microbrewery operations of one or two HOPS GRILL & BAR restaurants. The Company seeks to attract and retain high-quality, experienced restaurant management personnel by providing them with responsibility and financial incentives (primarily bonuses based upon the operating performance of their restaurants) as well as the potential for advancement within the Company's restaurant system. Selected, proven, HOPS GRILL & BAR general managers are offered five-year employment agreements and, in addition to their base salaries, are compensated under a bonus arrangement which is based upon the performance of their restaurants.

         The Company believes that its restaurant employees have been a significant factor in its ability to provide customers with an exceptional dining experience. The Company believes that it must provide its employees a fun, fair work environment with an opportunity for advancement and demonstrate a genuine concern for the development of each employee. Through periodic manager meetings, focus groups, and confidential employee surveys, the Company involves each employee in the evaluation and improvement of restaurant operations.

         QUALITY CONTROL. The Company strives to maintain quality and consistency at each of its restaurants by assisting its personnel in achieving high levels of execution in service, food and beverage preparation, brewing quality assurance and facility maintenance. The Company also utilizes a team of experienced personnel to regularly monitor the performance of each restaurant. The Company adheres to strict specifications with respect to its food ingredients. In addition, samples of the Company's beer are collected from each location on a weekly basis and analyzed by the Company's chief brewmaster for quality and consistency. To further ensure the quality and consistency of its handcrafted beers, the Company purchases all of its microbrewery equipment from a single vendor. See "Risk Factors-Dependence upon Single Supplier."

         TRAINING AND RECRUITING. The Company devotes significant time and resources to management training. The Company utilizes a comprehensive, custom-designed management training program that covers topics such as general restaurant management, kitchen operations, food management, food service techniques, bar and microbrewery operations, customer service, and restaurant-level accounting and financial management. In general, the Company strives to foster an environment in which its restaurant management personnel emphasize performance in the Company's three key results areas: customer service, employee management, and financial performance.

         The Company also devotes substantial resources to the recruiting, hiring and training of the Company's restaurant employees. In order to identify high-quality, retainable employees, the Company utilizes custom-designed selection programs for both front-of-the-house and back-of-the-house employees. The selection program for front-of-the-house employees consists of a coordinated battery of tests designed with the assistance of an outside consultant to test a candidate's aptitude, work values, and ability to understand and apply the Company's commitment to exceptional customer service. The selection program for back-of-the-house employees consists of a coordinated battery of tests designed with the assistance of an outside consultant to test a candidate's aptitude, attention to detail, and ability to reason and analyze. In addition, the Company's restaurant personnel receive intensive on-the-job training during which the Company's service philosophy is emphasized. The Company has established a team of full-time training professionals to manage the training of kitchen and service personnel for new restaurants. All restaurant employees are trained and encouraged to participate in the achievement of restaurant-level financial objectives.

         ADVERTISING AND MARKETING. The Company strives to provide its customers with dining experiences that encourage repeat business and historically has relied primarily on word of mouth to attract new customers. HOPS GRILL & BAR restaurants also support charitable and civic organizations and utilize a limited amount of targeted outdoor billboard, television, and radio advertising. The Company recently purchased ten custom-designed special event trailers (five from which the Company's handcrafted beers can be served and five from which food can be served) to promote its restaurants at various community events. The Company expects to utilize greater amounts of radio and television advertising as its markets become more media-efficient. To supplement its marketing efforts, the Company sells HOPS GRILL & BAR merchandise such as T-shirts, glassware, caps and other items bearing the restaurant's name and logo as well as the names of certain of the restaurants' more popular handcrafted beers.

         PURCHASING. The Company currently purchases a substantial portion of its food items from Henry Lee Co., a large distributor based in Miami, Florida. The Company believes that alternative supply sources are readily available. Certain of the Company's food items, such as produce, seafood, and dairy products, as well as certain beverage items, are purchased from local vendors or distributors.

         RESTAURANT REPORTING. During the last 12 months, the Company purchased new computer hardware and software, including a management information system and point-of sale terminals for each restaurant. This integrated system allows for the daily tracking of restaurant operating results and provides restaurant managers with monthly operating statements for their restaurants. Management believes that these systems, together with the Company's expanded management team of professionals, has enhanced its budgeting, forecasting, and accounting capabilities.


BREWING OPERATIONS

         The microbreweries at the HOPS GRILL & BAR restaurants are designed with the capacity to produce between 700 and 2,200 barrels per year. Each microbrewery is custom designed to be integrated into the restaurant layout in the most efficient and aesthetically pleasing manner and emphasizes ease of control, use and flexibility.

         Each HOPS GRILL & BAR restaurant employs a brewmaster and in some restaurants one or more apprentice brewers. All of the Company's brewers strive to ensure that every batch of beer brewed is of the highest quality and consistency. Beers from each restaurant are tested weekly to ensure quality and uniformity. Beer is produced using only natural malted barley, hops, yeast and water. Malted barley, the main ingredient of beer, is produced when barley is moistened, allowed to germinate and then dried. The malted barley is then milled and mixed with warm water where grain starches are converted to fermentable sugars and then strained, producing a clear amber liquid called wort. Wort is boiled in brew kettles, and hops are added to add bitterness and flavor to the brew. The mixture is then decanted, cooled, and placed in a tank where yeast is added and the wort is allowed to ferment to become beer. When the fermentation process produces the desired result, the beer is then cooled and held in the fermentation tank for the required amount of time where the flavor is developed. The beer is then filtered clear and transferred to pressurized tanks in a cold room in each restaurant where it is kept chilled and transferred directly to beer taps. The brewing process from the conversion of raw materials to the serving of beer is typically completed in 14 days, depending on the type of beer being brewed.

         HOPS GRILL & BAR restaurants serve four signature beers which are formulated to complement the restaurants' menu of premium-quality foods:

               - Clearwater
                 Light \trademark\ -    A reduced carbohydrate, low calorie
                                        lager-style beer, pale in color, light
                                        in body and smooth in character.

               - Lightning Bold
                 Gold \trademark\  -    A classic golden American lager-style
                                        beer, slightly dry wit a flowery hop
                                        aroma. Finished with imported Saaz hops.

               - Hammerhead
                 Red \trademark\   -    A rich, full-bodied amber ale.
                                        Handcrafted using a combination of
                                        caramel and chocolate malts to balance
                                        the hops bitterness with a hint of malt
                                        sweetness.

               - A-1 Ale -              A rich, full-bodied, dark, creamy ale
                                        with a smooth finish. This combination
                                        of flavors is attained with a blend of
                                        caramel, chocolate and dark malts to
                                        provide sweetness which balances the
                                        hops bitterness.


         The Company's handcrafted beers are also sold by the keg for off-premises consumption in Kentucky and Colorado, where such sales are legally permitted.


MICROBREWED AND SPECIALTY BEER MARKET

         Consumer interest in higher quality, more flavorful beer has resulted in significant growth in the microbrewed and specialty beer markets during the last several years. According to the NEW BREWER, a leading beer industry publication, U.S. specialty beer sales (in barrels) have increased by approximately 40% or more for each of the past three years and have grown at a compound annual rate of approximately 40% since 1986. Despite these high levels of growth, sales of microbrewed and domestic specialty beer only represented approximately 2% of the total beer production in the United States in 1995. According to the Institute for Brewing Studies, the number of microbreweries has grown from 30 in 1986 to approximately 276 in 1995, while the number of brewpubs has increased to approximately 502 in the United States in 1995, an increase from only 16 brewpubs in 1986.


OPERATING PARTNER PROGRAM

         A key element of the Company's restaurant development strategy is its operating partner program. Under this program, the Company recruits and hires experienced restaurant operators (referred to as "operating partners") to manage three to six HOPS GRILL & BAR restaurants in a specific territory. Under the Company's operating partner program, each operating partner is given the opportunity to acquire approximately a ten percent interest in the restaurants under his supervision for a specified price, upon entering into a five-year employment agreement with the Company. Under the terms of the employment agreements, each operating partner receives monthly distributions of adjusted net profits from his restaurants as advances against future distributions which he might otherwise be entitled to receive as an equity owner. The Company is required to repurchase the interests of the operating partner upon the termination or expiration of the operating partner's employment agreement. The price at which an operating partner's interest can be repurchased is equal to the price actually paid by the operating partner if such partner's employment is terminated prior to the end of the five-year term of the employment agreement or at the fair market value of his interest (calculated pursuant to a pre-determined formula) after five years of employment. Fair market value is defined in the employment agreements as an amount equal to four times the annual cash flow (as determined pursuant to the agreement) of the restaurants for the most recent 12-month period or the amount otherwise determined in good faith by the Board of Directors of the Company. Each operating partner employment agreement also contains confidentiality and non-competition covenants by the operating partner. The non-competition covenants generally provide that during the operating partner's term of employment and for a period of two years thereafter, the operating partner will not hold an ownership interest in, or serve as an officer, director, employee, independent contractor, consultant, or in any other capacity for, any restaurant business that makes use of a microbrewery concept and which is located or is intended to be located within a 15-mile radius of any restaurant owned or operated by the Company.


OWNERSHIP STRUCTURES

         The Company's ownership interests in HOPS GRILL & BAR restaurants are divided into two categories: (i) Company-owned restaurants and (ii) development joint venture restaurants.

         COMPANY-OWNED RESTAURANTS. Fourteen HOPS GRILL & BAR restaurants are owned and operated by the Company. Six of these Company-owned restaurants are managed by operating partners. Of the eight Company-owned restaurants that do not have operating partners, five have general managers who have five-year employment agreements with the Company. Under these agreements, in addition to their base salaries, such general managers also receive bonus compensation based upon the performance of their respective restaurants.

         DEVELOPMENT JOINT VENTURE RESTAURANTS. The Company is currently a party to three development joint ventures for the development of HOPS GRILL & BAR restaurants. Two of the development joint ventures are structured as limited partnerships in which the Company holds a 51% or 75% equity interest and serves as the sole general partner. The other development joint venture is a series of three general partnerships in which the Company owns approximately 46% and controls approximately 56% of the equity. In each development joint venture, an operating partner holds an approximate ten percent equity interest, and the remainder of the venture is owned by the Company's development joint venture partner.

         The first of these ventures (the "Colorado Partnership") was formed in January 1996, to develop up to three HOPS GRILL & BAR restaurants in the state of Colorado. The Colorado Partnership has developed one restaurant in Denver, Colorado and has secured a lease for a second restaurant in Colorado Springs, Colorado. The Company expects to open the Colorado Springs restaurant in the second quarter of 1997. The Company is evaluating locations for the third restaurant to be developed under the Colorado Partnership. However, it has not yet determined a location or opening date for that restaurant.

         The second of these ventures (the "South Florida Partnership") was formed in October 1996, to develop up to 13 HOPS GRILL & BAR restaurants in the southeast Florida counties of Dade, Broward, Palm Beach and Martin. To date, the South Florida Partnership has developed no restaurants. However, the venture has secured leases for three HOPS GRILL & BAR restaurants in Pompano Beach, Florida, Miami, Florida, and Pembroke Pines, Florida. Additionally, the South Florida Partnership has purchased the real estate for a restaurant in Plantation, Florida. The South Florida Partnership was formed to continue the development of the southeast Florida market area that was begun by a prior development joint venture between the Company and the other partners of the South Florida Partnership. The Company acquired the interest of its development joint venture partners in the prior development joint venture as a part of the Reorganization. See "Reorganization and Prior S Corporation Status." The prior development joint venture had developed a HOPS GRILL & BAR restaurant in each of Coral Springs and Boynton Beach. The Company, in conjunction with its development joint venture partners, is evaluating locations for the remaining HOPS GRILL & BAR restaurants to be developed under the South Florida Partnership. However, it has not yet determined locations or opening dates for such restaurants.

         Each of the limited partnership development joint ventures provides the Company with a right of first refusal to purchase the interest of the Company's development joint venture partner and provides the Company with the option to purchase the interest of the Company's development joint venture partner on specified terms in the event that the Company's development joint venture partner breaches the terms of the development joint venture. One of these development joint ventures also obligates the Company to purchase the interest of its development joint venture partner upon the death or permanent disability of the principal of the development joint venture partner. Each of the development joint ventures provides the Company with the option to purchase the development joint venture partner's interest in certain circumstances. In the event that the Company elects to purchase the development joint venture partner's interest, the Company may pay the purchase price with cash and a note or, at the Company's election, in common stock of the Company, in which case the Company will grant to the development joint venture partner certain registration rights with respect to the resale of the shares of common stock issued to the development joint venture partner. In addition, one of the development joint ventures provides that if the Company decides to transfer for value to an unaffiliated party more than 50% of the Company's interest in the limited partnership joint venture, the Company will permit the development joint venture partner to sell, and the Company may require the development joint venture partner to sell, on the same terms and conditions obtained by the Company, a proportionate share of the development joint venture partner's interest in the development joint venture.

         The third of these ventures (the "Northeast Florida Venture") was begun in February 1993 to develop HOPS GRILL & BAR restaurants in the northeast Florida counties of Alachua, Clay, Duval, and Marion. To date, the Northeast Florida Venture has developed a HOPS GRILL & BAR restaurants in each of Jacksonville, Orange Park, and Ocala, Florida. No further development under the Northeast Florida Venture will occur by its terms. The Northeast Florida Venture consists of three general partnerships of common ownership, each of which owns and operates one HOPS GRILL & BAR restaurant. The partnership agreements for each of these general partnerships provides the Company with a right of first refusal to purchase the interest of the Company's development joint venture partner and provide the Company with the option to purchase the interest of the Company's development joint venture partner on specified terms in the event that the Company's development joint venture partner breaches the terms of the development joint venture. The general partnership development joint ventures also obligate the Company to purchase the interest of its development joint venture partner upon the death or permanent disability of the principal of the development joint venture partner. Control of the day-to-day operations of the general partnership development joint ventures is vested in a two person board of managers composed of one Company representative and one representative of the Company's 44.1% development joint venture partner. In the event that the board of managers of the respective general partnerships is unable to agree upon any matter, the partnership agreements provide that the matter will be decided by the party which controls a majority of the equity of the partnership. The Company controls a majority of the equity of each of the general partnerships.

         RESTAURANT OPERATING AGREEMENTS. The Company has entered into restaurant operating agreements with respect to each HOPS GRILL & BAR restaurant developed by the development joint ventures. These operating agreements require the development joint venture to operate its HOPS GRILL & BAR restaurant in strict conformity with the Company's unique system and method of restaurant operation (as modified from time to time). The agreements require the Company to provide training for the restaurant general manager, kitchen manager, brewmaster, and certain other management personnel and to provide certain other services in connection with the opening and operation of the restaurants. The agreements require each restaurant to pay the Company a monthly operating fee of up to 6% of such restaurant's monthly gross sales. Each development joint venture is also required to pay the Company (or a marketing agent or affiliate designated by the Company) a monthly promotional fee equal to 1% of such partnership's monthly gross sales (which may be increased to up to 3% in the Company's sole discretion) and to spend 2% of monthly gross sales for local promotional activities, provided that the Company cannot require the restaurants to make payments, in the aggregate, of more than 5% of monthly gross sales for advertising and promotional expenses. Each of the operating agreements also requires the restaurants to maintain certain minimum levels of insurance, including general public liability insurance ($1.0 million each occurrence, $2.0 million aggregate), fire and extended coverage (full replacement value), umbrella liability insurance ($2.0 million), and workers' compensation coverage (statutory requirements).

         DEVELOPMENT OPTION AGREEMENTS. The Company has entered into three separate development option agreements (one of which has, by its terms, expired) pursuant to which the development joint ventures were formed for the purpose of developing HOPS GRILL & BAR restaurants.

Pursuant to these agreements, each of the respective developers was permitted to participate in the development and ownership of the initial restaurant developed in the specified development territory and has the option, subject to certain limitations, to participate in the development and ownership of additional restaurants in the territory during a specified period of time. Pursuant to their development option agreements, each of the developers agreed to pay the Company a development fee of $10,000 to $30,000 for each restaurant developed. The Company has the right to terminate each of the development option agreements in certain circumstances. Each of the developers also agreed to make capital contributions with respect to each restaurant developed by the Company and such developer. In addition, if a developer fails to participate in the development and ownership of any additional restaurant in which the developer is entitled to participate, he thereafter forfeits his right to participate further in the development of additional restaurants in the territory, and the Company thereafter may proceed to develop additional restaurants in the territory on its own or with third parties. Each of the development option agreements impose certain confidentiality and noncompetition restrictions on the developer.


COMPETITION

         The restaurant industry is intensely competitive with respect to service, quality, price, and atmosphere, among other factors. The Company's restaurants compete with a large number of other restaurants and brewpubs, including national and regional restaurant chains and franchised restaurant systems, many of which have greater financial resources, more experience, and longer operating histories than the Company, as well as locally owned independent restaurants. The restaurant industry generally is affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, traffic patterns, and the type, number, and location of competing restaurants. The Company believes its ability to compete effectively will continue to depend upon its ability to offer high-quality menu items with superior service in a distinctive dining environment.

         The Company's casual dining business also competes with various types of food businesses, as well as other businesses, for restaurant locations. The Company believes that site selection is one of the most crucial decisions required in connection with the development of restaurants. As a result of the presence of competing restaurants in the Company's areas of operation, management devotes great attention to obtaining what it believes will be premium locations for new restaurants, although no assurances can be given that the Company will be successful in this regard.


GOVERNMENT REGULATION

         GENERAL. The Company's restaurants are subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, safety, fire and other departments relating to the development and operation of restaurants. These regulations include matters relating to environmental, building and zoning requirements, the preparation and sale of food and alcoholic beverages, designation of non-smoking and smoking areas and accessibility of restaurants to disabled customers. Various federal and state labor laws govern the Company's relationship with its employees, including minimum wage requirements, overtime, working conditions, and immigration requirements. Significant additional government-imposed increases in minimum wages, paid leaves of absence and mandated health benefits, or increased tax reporting and tax payment requirements for employees who receive gratuities, could have an adverse effect on the Company. In August 1996, the President of the United States signed into law a bill increasing the minimum hourly wage effective October 1, 1996. However, the law contains provisions that, among other things, maintains the cash wage for tipped employees at the current rate. Delays or failures in obtaining the required construction and operating licenses, permits or approvals could delay or prevent the opening of new restaurants. Management believes the Company is in substantial compliance with applicable laws and regulations governing its operations.

         ALCOHOLIC BEVERAGE REGULATION. Each of the Company's restaurants is subject to licensing and regulation by a number of governmental authorities. The Company operates its HOPS GRILL & BAR restaurants in compliance with federal licensing requirements imposed by the Bureau of Alcohol, Tobacco and Firearms of the United States Department of the Treasury, as well as the licensing requirements of states where its restaurants are located. Alcoholic beverage control regulations require each of the Company's restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license and permit to brew and/or sell alcoholic beverages on premises. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of the Company's restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and brewing, handling, storage and dispensing of alcoholic beverages. The Company has obtained all regulatory permits and licenses necessary to operate its restaurants and the breweries at the HOPS GRILL & BAR restaurants. Failure on the part of the Company to comply with federal, state or local regulations could cause the Company's licenses to be revoked and force it to cease the brewing and/or sale of alcoholic beverages at its restaurants. In addition, changes in legislation, regulations or administrative interpretation of liquor laws after the opening of restaurants in a jurisdiction may prevent or hinder the Company's expansion or operations in that jurisdiction. The failure to receive or retain, or a delay in obtaining, a liquor or brewpub license in a particular location could adversely affect the Company's ability to obtain such a license elsewhere.

         The Company is subject to "dram-shop" laws in the state of Florida and will be subject to such statutes in certain other states. These laws generally provide a person injured by an intoxicated person the right to recover damages from an establishment which wrongfully served alcoholic beverages to such person. The Company carries liquor liability coverage as part of its existing comprehensive general liability insurance which it believes is consistent with coverage carried by other entities in the restaurant industry. However, a judgment against the Company under a dram- shop statute in excess of the Company's liability coverage could have a material adverse effect on the Company.

         BREWPUB REGULATION. Historically, the alcoholic beverage laws of most states prohibited the manufacture and retail sale of beer to consumers by a single person or entity or related persons or entities. At present, 48 states allow for the limited manufacture and retail sale of microbrewed beer by restaurants and bars classified as "brewpubs" under state law. As the result of the on-premises microbrewery in each HOPS GRILL & BAR restaurant, the Company's restaurants are required to comply with such state "brewpub" laws in order to obtain necessary state licenses and permits. Laws in Mississippi and Montana prohibit the operation of brewpubs. Additionally, many states impose restrictions on the operations of brewpubs, such as a prohibition on the bottling of beer, a prohibition on the sale of beer for consumption outside of the restaurant premises, and a limitation on the volume of beer that may be brewed at any location, as well as certain geographic limitations. In addition, certain states limit the number of brewpubs that may be owned by any person or entity or a related group of entities. The Company's ability to own and operate HOPS GRILL & BAR restaurants in any state is and will continue to be dependent upon its ability to operate within the regulatory scheme of such state. Restrictions currently imposed by two of the states (Kansas and Michigan) that allow for the operation of brewpubs may make it impractical for the Company to operate HOPS GRILL & BAR restaurants in such states under the Company's present system of operation. Additionally, there can be no assurance that states that currently permit the operation of brewpubs will not change their laws or regulations in a manner that would prohibit brewpub operation or otherwise adversely affect the operations of the Company.

         Certain states, including Florida, have restrictions on the number of barrels of beer that can be brewed annually by a brewpub. These various state liquor laws are continually changing, and the Company may be hindered or prohibited from opening HOPS GRILL & BAR restaurants in certain markets.

         FEDERAL EXCISE TAX. The United States federal government currently imposes an excise tax of $18 per barrel on each barrel of beer produced for domestic consumption in the United States.

However, each brewer with production under 2,000,000 barrels per year is granted a small brewer's excise tax credit in the amount of $11 per barrel on its first 60,000 barrels produced annually. In 1995, the Company took advantage of approximately a $60,000 credit pursuant to this exemption. The Company is not aware of any plans by the federal government to reduce or eliminate the small brewer's credit. Individual states also impose excise taxes on alcoholic beverages in varying amounts, which also are subject to change. It is possible that excise taxes will be increased by both the federal government and a number of the states. Increased excise taxes on alcoholic beverages have been considered by the U.S. Congress as an additional source of tax revenue in connection with various proposals and could be included in future legislation. Certain states have special taxes on the sale or production of alcoholic beverages. Increases in taxes on malt beverages, if enacted, could adversely affect the Company.


TRADEMARKS AND SERVICE MARKS

         The Company is the owner of the federal service mark registrations for the marks "Hops Grill & Bar Microbrewery \registered\" and Design and "Hops! \registered\." Pursuant to the settlement of a dispute involving the rights to the word mark "Hops! \registered\" and the federal registration thereof, in February 1995 as partial consideration for the transfer of the federal registration to the Company, the Company licensed certain limited rights to use the word mark "Hops!\registered\" to the former owner of the federal registration of that mark for use on an exclusive, royalty-free basis, solely in the state of Arizona and in San Diego and Imperial counties in southern California. This license requires the licensee to utilize the word mark solely in connection with its existing restaurant concept and in a manner so as to distinguish itself from the Company and its HOPS GRILL & BAR restaurants. This license shall continue for so long as the licensee continues to operate restaurants in the licensed territory under the licensed mark and will effectively prevent the Company from opening restaurants in that territory utilizing the "Hops!\registered\" mark.

         The Company also has federal trademark and service mark applications pending for a number of additional marks, including "Hammerhead Red \trademark\," "Clearwater Light\trademark\," "Lightning Bold Gold \trademark\," and "Hop E. Hare \trademark\." In seeking registration for "Hammerhead Red \trademark\" the Company experienced opposition from a brewpub chain in Oregon that is also seeking to register the trademark "Hammerhead" for ale. This dispute has been fully settled with the Company having exclusive rights to the trademark "Hammerhead Red \trademark\" in the states of Tennessee, Kentucky, Florida, Georgia, Alabama, Mississippi, North Carolina, and South Carolina, including the right to obtain a federal trademark registration for those states, and the other brewpub chain having exclusive rights in the remainder of the United States.

         The Company regards its marks as having substantial value and as being an important factor in the marketing of its HOPS GRILL & BAR restaurants. While the Company is aware of certain persons who may claim certain limited local rights (in areas where the Company does not yet have restaurants) in marks utilized by the Company in its restaurants, the Company is not aware of any infringing uses or claims to such marks that could have a material adverse effect upon the Company's current business or its ability to expand its HOPS GRILL & BAR restaurants. The Company's policy is to pursue registration of its marks whenever practical and to oppose vigorously any infringement of its marks.


EMPLOYEES

         At October 31, 1996, the Company employed 1,337 persons, 26 of whom served in administrative capacities, 152 of whom served as restaurant management personnel, and the remainder of whom were hourly personnel. No employee is covered by a collective bargaining agreement, and the Company has never experienced an organized work stoppage, strike or labor dispute. The Company considers relations with its employees to be satisfactory.

PROPERTIES

         Twelve of the Company's 18 restaurants are located on leased sites. The Company either owns or leases the furnishings, fixtures and restaurant and microbrewery equipment in each of its restaurants. Restaurant leases have expiration dates ranging from June 2004 to September 2029 (including existing renewal options). The Company does not anticipate any difficulties in renewing its existing leases as they expire; however, there can be no assurance that the Company will be able to renew such leases. See Note 4 of Notes to Combined Financial Statements for information regarding aggregate minimum rentals paid by the Company for recent periods and information regarding the Company's obligation to pay minimum rentals in future years. See "-Restaurant Locations."

         The Company leases approximately 10,000 square feet of office space for its executive offices in Tampa, Florida. The Company believes that this space is adequate for its current and foreseeable needs.


LITIGATION

         The Company is not currently a party to, and no property of the Company is the subject of, any material pending legal proceeding. The Company is involved in routine litigation from time to time.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The Company's Board of Directors is divided into three classes with the members of each class serving three-year terms expiring at the third annual meeting of shareholders after their election or until their respective successors are duly elected and qualified. The following table sets forth certain information with respect to the current directors and executive officers of the Company.

                                                                                        TERM AS
                                                                                       DIRECTOR
    NAME                       AGE                POSITION                              EXPIRES
    ----                       ---                --------                             --------
    David L. Mason             46     Chairman of the Board, President, and              1999
                                      Chief Executive Officer

    Thomas A. Schelldorf       41     Director, Executive Vice President, and            1998
                                      Chief Operating Officer

    Terence M. Terenzi         30     Director, Vice President-Finance, Chief            1997
                                      Financial Officer, Secretary and Treasurer

    Timothy V. Curci           30     Vice President-Operations

         DAVID L. MASON is one of the co-creators of the HOPS GRILL & BAR restaurant concept and has served as the Company's Chairman of the Board, President and Chief Executive Officer since its inception in 1988. In 1978, Mr. Mason co-founded Midsouth Management Group, Inc., a Kentucky-based fast food and casual dining restaurant company. Mr. Mason served as Chief Operating Officer of Midsouth Management Group, Inc. from 1978 to 1988 and was responsible for administration, operations, marketing, and construction and real estate development activities. Midsouth Management Group Inc.'s operations included 18 franchised Wendy's Old Fashioned Hamburgers restaurants located in three states and three Rafferty's Restaurant & Bar casual dining restaurants located in Kentucky and Tennessee. Mr. Mason was a co-creator of the Rafferty's Restaurant & Bar concept. From 1972 to 1975, Mr. Mason served in various restaurant management capacities for the Steak & Ale chain of restaurants.

         THOMAS A. SCHELLDORF is one of the co-creators of the HOPS GRILL & BAR restaurant concept and has served as the Company's Executive Vice President and Chief Operating Officer since its inception in 1988. From 1981 to 1988, Mr. Schelldorf served as President of the Rafferty's Restaurant & Bar division of Midsouth Management Group, Inc., where he was primarily responsible for the construction, management and operation of three Rafferty's Restaurant & Bar restaurants, a concept that Mr. Schelldorf co-created in 1981. From 1977 to 1981, he served as a general manager and supervisor for Houston's Restaurant Company. From 1972 to 1977, Mr. Schelldorf held various positions, including kitchen management and general management, in the Steak & Ale chain of restaurants.

         TERENCE M. TERENZI has been the Company's Vice President-Finance and Chief Financial Officer, Secretary and Treasurer since March 1995. From June 1988 to March 1995, Mr. Terenzi was employed by KPMG Peat Marwick LLP, an international public accounting firm, most recently as an audit manager. Mr. Terenzi is a Certified Public Accountant.

         TIMOTHY V. CURCI has been employed by the Company since its inception in 1988 and has served as the Company's Vice President-Operations since November 1991. Mr. Curci is a graduate of the Culinary Institute of America.

         Each of the Company's executive officers serve at the pleasure of the Board of Directors. There are no family relationships among any of the Company's executive officers and directors.

         Current Board members who are also executive officers of the Company do not receive compensation for their service on the Board. While the Company has not yet adopted a formal plan for the compensation of independent directors, it is anticipated that future independent directors will receive reasonable compensation and a reimbursement of the expenses associated with their service as a director of the Company.


OUTSIDE DIRECTORS AND RELATED MATTERS

         The Board of Directors expects to add two additional outside directors within 90 days after the consummation of this offering. At that time the Board of Directors also intends to establish an Audit Committee, a majority of the members of which shall be outside directors.


KEY EMPLOYEES

         The Company has identified William G. Holmes, John R. Oldham, John E. Schwarzen, and Howard E. Taylor as key employees.

         WILLIAM G. HOLMES, age 43, joined the Company in November 1994 as the Company's Director of Construction. From 1984 until joining the Company, Mr. Holmes co-owned and operated Award Construction of Tampa, Inc., a privately held commercial and residential construction management company. From 1977 to 1984, he served as a Vice President for Creative Properties, Inc., a Tampa-based residential construction management company. Mr. Holmes has more than 20 years experience in the construction management business.

         JOHN R. OLDHAM, age 44, has been the Company's Director of Advertising and Marketing since June 1996. His responsibilities include the coordination of the Company's marketing, advertising, promotional, public relations, creative design, and special events activities. From 1994 until joining the Company, Mr. Oldham was a senior account executive for a regional ABC television network affiliate in Bowling Green, Kentucky. From 1991 to 1994, he served as Director of Advertising and Marketing for Wendy's of Bowling Green, Inc., which owned 18 franchised Wendy's Old Fashioned Hamburgers restaurants located in three states. From 1982 to 1991, Mr. Oldham served in a similar capacity for Midsouth Management Group, Inc.

         JOHN E. SCHWARZEN, age 61, joined the Company in September 1994 as the Company's Director of Brewing Operations. Prior to his employment with the Company, Mr. Schwarzen held various brewery operations and management positions during a 35-year career at Anheuser-Busch, Incorporated, where he most recently served as a Brewing Superintendent. Mr. Schwarzen's experience includes all aspects of brewing operations, including brewing equipment design and installation, production management and scheduling, brewing safety and sanitation, recipe formulation, quality control, training, and personnel management and supervision.

         HOWARD E. TAYLOR, age 49, joined the Company in September 1996 as the Company's Director of Training. His responsibilities include the coordination and supervision of the Company's kitchen and restaurant personnel training activities. From 1990 until joining the Company, he was employed in various training positions by Metromedia Steakhouses, Inc., a Dallas-based operator of Bonanza restaurants, most recently as Vice President of Training. From 1986 to 1990, Mr. Taylor served as a Director of Training for the Dalt's Grill division of TGI Friday's Inc. in Dallas. Mr. Taylor has more than 20 years experience in the restaurant industry.


EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid or accrued by the Company for services rendered during the year ended December 31, 1995, to David
L. Mason, the Company's President and Chief Executive Officer, and to Thomas A. Schelldorf, the Company's Executive Vice President and

Chief Operating Officer (the "Named Executive Officers"). During the year ended December 31, 1995, there were no executive officers whose combined annual salary and bonus exceeded $100,000, and the Company did not grant any stock options, restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts. See"-Stock Incentive Plan."

                                            SUMMARY COMPENSATION TABLE

                                                                           ANNUAL COMPENSATION
                                                                       ---------------------------
NAME AND PRINCIPAL POSITIONS                                           SALARY($)          BONUS($)
----------------------------                                           ---------          --------
David L. Mason, President and Chief
    Executive Officer.........................................          $80,000              --

Thomas A. Schelldorf, Executive Vice
    President and Chief Operating Officer.....................           80,000              --

         Effective January 1, 1997, Messrs. Mason and Schelldorf will each begin to receive a salary of $175,000 per year and such bonuses, if any, as may be determined by the Board of Directors.


EMPLOYMENT AGREEMENTS

         The Company is a party to employment agreements with Terence M. Terenzi and Timothy V. Curci. The employment agreements are each for a term of five years and become effective upon consummation of this offering. Mr. Terenzi's employment agreement provides for him to serve as the Company's Vice President-Finance and Chief Financial Officer, and Mr. Curci's employment agreement provides for him to serve as the Company's Vice President-Operations. The employment agreements provide for Messrs. Terenzi and Curci to receive salaries of $130,000 per year. In addition, the employment agreements provide that Messrs. Terenzi and Curci will each be eligible to receive discretionary bonuses in amounts determined by the Board of Directors based upon the factors deemed relevant by the Board of Directors, including the performance of the Company. The employment agreements also impose certain confidentiality and noncompetition restrictions on Messrs. Terenzi and Curci.


STOCK INCENTIVE PLAN

         In October 1996, the Company adopted its 1996 Stock Incentive Plan (the "1996 Plan") authorizing the grant of options to purchase shares of Common Stock ("Performance Options"), the grant of stock appreciation rights ("SARs") and the sale or grant of restricted stock ("Performance Shares") to key employees of the Company and its subsidiaries. There are 375,000 shares of Common Stock reserved for issuance under the 1996 Plan. The 1996 Plan provides for the grant of both incentive stock options intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options. The Company's Board of Directors, or a committee thereof, administers and interprets the 1996 Plan and is authorized to grant Performance Options and SARs and to grant or sell Performance Shares thereunder to all eligible employees of the Company, including executive officers and directors (whether or not employees) of the Company and its subsidiaries. Performance Options intended to be treated as incentive stock options may only be granted, however, to employees. Performance Options can be granted under the 1996 Plan on such terms and at such prices as determined by the board, or a committee thereof, except that the per share exercise price of Performance Options granted under the 1996 Plan will not be less than 50% of the fair market value of the Common Stock on the date of grant, and, in the case of a Performance Option intended to be treated as an incentive stock option granted to any 10% shareholder, the per share exercise price will not be less than 110% of such fair market value as defined in the 1996 Plan. Performance Options granted under the 1996 Plan that would otherwise qualify as incentive stock options will not be treated as incentive stock options to the extent that the aggregate fair market of the shares to which the options relate, which are exercisable for the first time by any individual during any calendar year, exceeds $100,000.

         Performance Options granted under the 1996 Plan will be exercisable after the period or periods specified in the option agreement evidencing their grant. Performance Options granted under the 1996 Plan are not exercisable after the expiration of fifteen years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Adjustments in the number of shares subject to Performance Options granted under the 1996 Plan can be made by the Board of Directors or the appropriate committee in the event of a stock dividend or recapitalization resulting in a stock split-up, combination or exchange of shares.

         As of the date of this Prospectus, there are Performance Options to purchase an aggregate of 240,000 shares of Common Stock outstanding under the 1996 Plan. Mr. Terenzi has been granted Performance Options to purchase 112,500 shares of Common Stock with an exercise price of $5.00 per share, based upon management's determination of the fair market value of the Company at the commencement date of Mr. Terenzi's employment with the Company. Mr. Terenzi's Performance Options vest over a period of three years (subject to earlier vesting in certain circumstances). Mr. Curci has been granted Performance Options to purchase 40,000 shares of Common Stock with an exercise price equal to the initial public offering price per share of the shares of Common Stock offered hereby. Mr. Curci's Performance Options vest over a period of five years (subject to earlier vesting in certain circumstances). No SARs have been granted and no Performance Shares have been granted or sold under the 1996 Plan.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         David L. Mason, the Company's President and Chief Executive Officer, and Thomas A. Schelldorf, the Company's Executive Vice President and Chief Operating Officer, participated in deliberations of the Company's Board of Directors concerning executive officer compensation during 1995.


                              CERTAIN TRANSACTIONS

REORGANIZATION

         The Company was incorporated in October 1996 to act as a holding company for the business previously conducted by the Predecessor Corporations which owned or operated various aspects of the Company's HOPS GRILL & BAR restaurant system. Pursuant to the terms of the Exchange Agreement, the Company and each of the shareholders of the Predecessor Corporations have agreed that on the Exchange Date, the Company will exchange its Common Stock for all of the outstanding common stock of each of the Predecessor Corporations. Under the terms of the Exchange Agreement, each of the shareholders of the Predecessor Corporations will receive, in consideration for the exchange of the outstanding capital stock of the Predecessor Corporations, shares of the Company's Common Stock, such that prior to the completion of this offering, the shareholders of the Predecessor Corporations will own all of the Common Stock of the Company. See "Reorganization and Prior S Corporation Status."


EARNINGS DISTRIBUTIONS

         Since their inception, each of the Predecessor Corporations has been treated as an S corporation for federal and state income tax purposes. As a result, the earnings of the Predecessor Corporations have been taxed, for federal and state income tax purposes, directly to the shareholders of the Predecessor Corporations. Upon the completion of the Reorganization, the Company will become responsible for the payment of federal and state income taxes on its earnings.

         The Predecessor Corporations paid cash dividends to their shareholders in the aggregate amounts of $365,000, $844,000, $1,424,000, and $2,191,000 representing funds available for distribution, including funds necessary to pay federal and state income tax obligations, during the years ended December 31, 1993, 1994 and 1995, and during the nine months ended September 30, 1996, respectively. Immediately prior to the Reorganization and in contemplation of the terms of the New Facility, the Predecessor Corporations will distribute to their shareholders funds which were previously restricted under the Predecessor Corporations' prior lending arrangement (approximately $0.7 million as of September 30, 1996). Such restricted funds would have been previously distributed by the Predecessor Corporations in accordance with their past practice, but for the restrictions contained in the prior lending arrangement. See "-Reorganization."


INDEBTEDNESS AND GUARANTEES

         As of September 30, 1996, the Company currently had an aggregate of approximately $18.2 million in term loans with Trans Financial Bank, N.A., Bowling Green, Kentucky (the "Bank") which bear interest at the Bank's prime rate plus 0.50% to 1.25%. The Company plans to use all of the proceeds of this
offering and to draw approximately $      million from the New Facility to
repay this indebtedness. Messrs. Mason and Schelldorf personally guaranteed the existing loans and will be relieved of their obligations under such loans upon consummation of this offering. Such shareholders will, however, personally guarantee the Company's New Facility.


APPROVAL BY DISINTERESTED DIRECTORS

         The foregoing transactions were entered into between related parties and were not the result of arms-length negotiations. Accordingly, certain of the terms of these transactions may be more or less favorable to the Company than might have been obtained from unaffiliated third parties. The Company will not enter into any future transactions in which the directors, executive officers or principal shareholders of the Company and their affiliates have a material interest unless such transactions are approved by a majority of the disinterested members of the Board of Directors and are on terms that are no less favorable to the Company than those that the Company could obtain from unaffiliated third parties.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the date of this Prospectus (assuming consummation of the Reorganization), and as adjusted to reflect the sale of the shares offered by this Prospectus, by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each executive officer and director of the Company, and (iii) all executive officers and directors of the Company as a group. Except as otherwise noted, all holders listed below have sole voting power and investment power over the shares beneficially owned by them, except to the extent such power may be shared with such person's spouse.

                                                                SHARES                  PERCENT OF SHARES
                                                             BENEFICIALLY            BENEFICIALLY OWNED (2)
     NAME AND ADDRESS(1)                                         OWNED           BEFORE OFFERING AFTER OFFERING
     -------------------                                     ------------        --------------- --------------
David L. Mason..........................................      735,000(3)             32.7%              %
Thomas A. Schelldorf....................................      735,000(4)             32.7%              %
Mason and Schelldorf Leasing Company....................      600,000(5)             26.7%              %
Timothy V. Curci........................................        112,500               5.0%              %
Terence M. Terenzi......................................       28,125(6)              1.2%              %
All directors and officers
   as a group (4 persons)...............................      2,210,625              97.0%              %

_____________________
(1) The mailing address of each person or entity listed below is 3030 N. Rocky Point Drive West, Suite 650, Tampa, Florida 33607.
(2) The percentages shown include the shares of Common Stock actually owned as of the date of this Prospectus and the shares of Common Stock which the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of Common Stock which the identified person or group had the right to acquire within 60 days of the date of this Prospectus upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common Stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.
(3) Does not include 600,000 shares of Common Stock of which Mr. Mason may be deemed to be the beneficial owner as a result of his ownership of a 50% interest in Mason and Schelldorf Leasing Company. See Note 5.
(4) Does not include 600,000 shares of Common Stock of which Mr. Schelldorf may be deemed to be the beneficial owner as a result of his ownership of a 50% interest in Mason and Schelldorf Leasing Company. See Note 5.
(5) A general partnership in which Mr. Mason and Mr. Schelldorf each own a 50% general partner interest. Mr. Mason and Mr. Schelldorf each disclaims beneficial ownership of one-half of the shares held of record by Mason and Schelldorf Leasing Company.
(6) Consists of currently exercisable options to purchase 28,125 shares of Common Stock held by Mr. Terenzi.


                            DESCRIPTION OF SECURITIES

GENERAL

         The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share. As of the date of this Prospectus, there were issued and outstanding 2,250,000 shares of Common Stock held of record by five shareholders (after giving effect to the issuance of Common Stock pursuant to the Reorganization).

         The following description is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Cumulative voting in the election of directors is not permitted. Subject to preferences that may be granted to holders of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference, if any, which may be granted to the holders of Preferred Stock. Holders of Common Stock have no conversion, preemptive or other rights to subscribe for additional shares or other securities, and there are no redemption or sinking fund provisions with respect to such shares. The issued and outstanding shares of Common Stock are, and the shares offered hereby will be upon payment therefor, fully paid and nonassessable.


PREFERRED STOCK

         The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series and the rights and preferences thereof, including dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, voting rights, conversion rights and liquidation preferences of the shares constituting such series, without any further vote or action by the Company's shareholders. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, an issuance of Preferred Stock could result in a class of securities outstanding that would have preferences over the Common Stock with respect to dividends and liquidations, and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock.


CERTAIN STATUTORY AND OTHER PROVISIONS

         STATUTORY PROVISIONS. The Company is subject to certain anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law unless the corporation has elected to opt out of such provisions in its Articles of Incorporation or (depending on the provision in question) its Bylaws. The Company has not elected to opt out of certain of these provisions. The Florida Business Corporation Act (the "Florida Act") contains a provision that prohibits the voting of shares in a publicly held Florida corporation which are acquired in a "control share acquisition" unless the board of directors approves the control share acquisition or the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power and (iii) a majority or more of such voting power. This statutory voting restriction is not applicable in certain circumstances set forth in the Florida Act.

         CLASSIFIED BOARD OF DIRECTORS. Under the Company's Articles of Incorporation and Bylaws, the Board of Directors of the Company is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. The Company's Articles of Incorporation provide that any vacancies on the Board of Directors shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum. The Articles of Incorporation of the Company also provide that any director may be removed from office, but only for cause.

         SPECIAL VOTING REQUIREMENTS. The Company's Articles of Incorporation provide that all actions taken by the shareholders must be taken at an annual or special meeting of the shareholders or by unanimous written consent. The Articles of Incorporation provide that special meetings of the shareholders may be called by only a majority of the members of the board of directors, the Chairman of the Board or the holders of not less than 25% of the Company's outstanding voting shares. Under the Company's Bylaws, shareholders will be required to comply with advance notice provisions with respect to any proposal submitted for shareholder vote, including nominations for elections to the Board of Directors. The Articles of Incorporation and Bylaws of the Company contain provisions requiring the affirmative vote of the holders of at least two-thirds of the Common Stock to amend certain provisions thereof.

         INDEMNIFICATION AND LIMITATION OF LIABILITY. The Florida Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of the Florida Act require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the Florida Act.

         The Company's Articles of Incorporation provide for the indemnification of directors and executive officers of the Company to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or executive officer was a party to by reason of the fact that he or she is or was a director or executive officer of the Company upon the receipt of an undertaking to repay such amount, unless it is ultimately determined that such person is not entitled to indemnification.

         Under the Florida Act, a director is not personally liable for monetary damages to the Company or any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances such as certain violations of criminal law and transactions in which the director derived an improper person benefit. As a result, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

         The foregoing provisions of the Florida Act and the Company's Articles of Incorporation and Bylaws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, the Company.


TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is SunTrust Bank, Atlanta, Georgia.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon the completion of this offering, the Company will have
shares of Common Stock outstanding (          shares if the Underwriters'
over-allotment option is exercised in full), assuming no stock options are
exercised. Of these shares, the        shares of Common Stock sold in this
offering (         shares if the Underwriters' over-allotment option is
exercised in full) will be freely tradeable by persons other than affiliates of the Company, without restriction under the Securities Act. The remaining 2,250,000 shares of Common Stock will be "restricted securities" within the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Commencing two years after the date of the Reorganization, these 2,250,000 shares of Common Stock will become eligible for sale in the open market, subject to volume and other limitations imposed by Rule 144. Sales of all or a portion of such shares could have a material adverse effect upon the price of the Common Stock. However, the directors, executive officers and principal shareholders of the Company have agreed not to sell, contract to sell or otherwise dispose of any of these shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative of the Underwriters.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned his or her shares for at least two years (including the prior holding period of any prior owner other than an affiliate) is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of the Common Stock, or the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements, and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not or has not been deemed an "affiliate" of the Company for at least three months, and who has beneficially owned shares for at least three years (including the holding period of any prior owner other than an affiliate) would be entitled to sell such shares under Rule 144 without regard to the limitations discussed above.

         The Company has granted options to purchase an aggregate of 240,000 shares of Common Stock. The resale of the shares acquired upon exercise of these options will be subject to the two-year holding period and the other restrictions imposed under Rule 144 unless such shares are registered with the Securities and Exchange Commission (the "Commission") on Form S-8 under the Securities Act. The Company intends to file a Registration Statement on Form S-8 but has agreed with the Underwriters not to do so for at least 180 days after the date of this Prospectus.

         Prior to this offering there has been no market for the Common Stock, and no accurate prediction can be made of the effect, if any, that market sales of Restricted Stock or of shares subject to stock options or the availability of these shares for sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of any of these shares in the public market could adversely affect prevailing market prices for the Common Stock.

                                  UNDERWRITING

         The Underwriters named below, acting through their representative, Raymond James & Associates, Inc. (the "Representative"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the following respective number of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

         UNDERWRITER                                          NUMBER OF SHARES
         -----------                                          ----------------

         Raymond James & Associates, Inc...................







                                                                 ------------
         Total.............................................
                                                                 ============

         The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will purchase the total number of shares of Common Stock shown above if any of such shares are purchased.

         The Company has been advised that the Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price
less a concession not in excess of $        per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the public offering, the public offering price and other selling terms may be changed by the Underwriters.

         The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to an
aggregate of             additional shares of Common Stock at the public
offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total shown, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. If purchased, the Underwriters will sell such additional shares on the same terms as those on which the shares of Common Stock offered hereby are being offered.

         The Company has agreed to indemnify the Underwriters against, and to contribute to losses arising out of, certain civil liabilities, including liabilities under the Securities Act.

         The Representative has informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

         The Company has agreed that it will not directly or indirectly offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, Common Stock for a period of 180 days following the date of this Prospectus without the prior written consent of the Representative. The directors and executive officers of the Company have entered into a similar agreement not to dispose of shares for a period of 180 days without the prior written consent of the Representative.

         Prior to this offering there has been no public trading market for the Company's securities. The public offering price of the shares of Common Stock will be determined by negotiations among the Company and the Representative of the Underwriters. Among the factors to be considered in such negotiations will be prevailing market conditions, the price-earnings ratio of publicly traded companies that the Company and the Representative of the Underwriters believe to be comparable to the Company, the results of operations of the Company in recent periods, estimates of the business potential of the Company, the present state of the Company's development, and other factors deemed to be relevant. The Company has applied for the Common Stock to be approved for quotation subject to official notice of issuance on the Nasdaq National Market under the symbol HOPS. Following the offering, the Representative of the Underwriters intends to serve as a market maker for the Company's Common Stock.

         The foregoing includes a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement which is on file as an exhibit to the Registration Statement of which this Prospectus is a part.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Fowler, White, Gillen, Boggs, Villareal and Banker, P.A., Tampa, Florida. Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Miami, Florida is acting as counsel for the Underwriters in connection with certain legal matters relating to the shares of Common Stock offered hereby.


                                     EXPERTS

         The combined financial statements of the Predecessor Corporations, as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, and the balance sheet of Hops Grill & Bar, Inc. as of October 1, 1996, included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         The Company has filed a Registration Statement on Form S-1 (the "Registration Statement") with the Commission under the Securities Act in respect of the Common Stock offered hereby. For purposes of this Prospectus, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

         As a result of this offering, the Company will become subject to the informational requirements of the Exchange Act, and in accordance therewith will file reports, proxy and information statements, and other information with the Commission. Reports, registration statements, proxy and information statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of these material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, registration statements, proxy and information statements, and other information.

                          Index to Financial Statements


                                                                           PAGE
                                                                           ----

HOPS GRILL & BAR, INC.:

   Independent Auditors' Report                                            F-2

   Balance Sheet as of October 1, 1996                                     F-3


PREDECESSOR CORPORATIONS:

   Independent Auditors' Report                                            F-4

   Combined Balance Sheets as of December 31, 1994 and 1995
      and September 30, 1996                                               F-5

   Combined Statements of Earnings for the
      Years Ended December 31, 1993, 1994 and 1995 and
      the Nine Months Ended September 30, 1996                             F-6

   Combined Statements of Shareholders' Equity for the
      Years Ended December 31, 1993, 1994 and 1995 and
      the Nine Months Ended September 30, 1996                             F-7

   Combined Statements of Cash Flows for the
      Years Ended December 31, 1993, 1994 and 1995 and
      the Nine Months Ended September 30, 1996                             F-8

   Notes to Combined Financial Statements                                  F-9


HOPS GRILL & BAR, INC.:

   Unaudited Pro Forma Consolidated Financial Information                 F-16

   Unaudited Pro Forma Consolidated Balance Sheet as of
      September 30, 1996                                                  F-17

   Unaudited Pro Forma Consolidated Statement of
      Earnings for the Nine Months Ended September 30, 1996               F-18

   Unaudited Pro Forma Consolidated Statement of
      Earnings for the Year Ended December 31, 1995                       F-19

   Unaudited Pro Forma Consolidated Statement of
      Earnings for the Year Ended December 31, 1994                       F-20

   Unaudited Pro Forma Consolidated Statement of
      Earnings for the Year Ended December 31, 1993                       F-21

                          INDEPENDENT AUDITORS' REPORT


The Shareholders of Hops Grill & Bar, Inc.


We have audited the accompanying balance sheet of Hops Grill & Bar, Inc. as of October 1, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Hops Grill & Bar, Inc. as of October 1, 1996, in conformity with generally accepted accounting principles.


                                                      /s/ KPMG PEAT MARWICK LLP
                                                      -------------------------

Tampa, Florida
October 10, 1996

                             HOPS GRILL & BAR, INC.

                                 Balance Sheet

                                October 1, 1996

     ASSETS

 Cash                                                              $   -
                                                                   =======

     LIABILITIES AND SHAREHOLDERS' EQUITY

Shareholers' equity:
  Preferred stock, $0.01 par value; 1,000,000 shares
    authorized; no shares issued or outstanding                    $   -

Common stock, $0.01 par value; 25,000,000 shares
    authorized; no shares issued or outstanding                        -
                                                                   -------
                                                                   $   -
                                                                   =======
Note:

1. Hops Grill & Bar, Inc. incorporated on October 1, 1996, is organizing an initial public offering and will act as a holding company for the Predecessor Corporations. Pursuant to an agreement (the "Share Exchange Agreement"), which will be enetered into prior to the effectiveness of the public offering, Hops Grill & Bar, Inc. will issue its common stock in exchange for all of the outstanding common stock of the Predecessor Corporations, and each shareholder of the Predecessor Corporations will receive shares of common stock of Hops Grill & Bar, Inc. The combination will be accounted for using the pooling-of-interests method in accordance with APB 16. Upon this combination, the consolidated financial statements of Hops Grill & Bar, Inc. will consist of the combined financial statements of the Predecessor Corporations, except for the changes in shareholders' equity to reflect the share exchange.

                          INDEPENDENT AUDITORS' REPORT


The Shareholders of the Predecessor Corporations:


We have audited the accompanying combined balance sheets of the Predecessor Corporations (the entities defined in note 1) as of December 31, 1994 and 1995, and the related combined statements of earnings, shareholders' equity and cash flows for the years ended December 31, 1993, 1994 and 1995. These financial statements are the responsibility of management of the Predecessor Corporations. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor Corporations as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1993, 1994 and 1995, in conformity with generally accepted accounting principles.


                                                       /s/ KPMG PEAT MARWICK LLP
                                                       -------------------------


Tampa, Florida
October 2, 1996

                            PREDECESSOR CORPORATIONS

                             COMBINED BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1995
                       AND SEPTEMBER 30, 1996 (UNAUDITED)


                                                   DECEMBER 31,           SEPTEMBER 30,
    ASSETS                                    1994            1995            1996
                                           -----------     ----------     -------------
                                                                           (UNAUDITED)
Current assets:
  Cash and cash equivalents                $ 1,272,000      1,497,000        523,000
  Restricted trading securities                197,000        131,000        172,000
  Accounts receivable                           12,000         61,000        149,000
  Preopening costs, net                         98,000        263,000        508,000
  Inventories                                  183,000        408,000        654,000
  Other current assets                         120,000        103,000        103,000
                                           -----------     ----------     ----------

     Total current assets                    1,882,000      2,463,000      2,109,000

Property and equipment, net
  (note 2)                                  10,991,000     18,455,000     24,147,000
Other assets                                   368,000        828,000      1,102,000
                                           -----------     ----------     ----------

                                           $13,241,000     21,746,000     27,358,000
                                           ===========     ==========     ==========

    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                         $ 1,051,000      1,603,000      1,827,000
  Sales taxes payable                           89,000        137,000        159,000
  Accrued payroll and payroll taxes            369,000        551,000        482,000
  Other accrued expenses                       410,000        824,000        708,000
  Current portion of long-term debt(note 3)    597,000        692,000      2,550,000
                                           -----------     ----------     ----------

     Total current liabilities               2,516,000      3,807,000      5,726,000

Deferred rent                                  186,000        187,000        194,000
Long-term debt (note 3)                      7,969,000     11,737,000     15,618,000
Other long-term liabilities                       --          100,000        103,000
Interest of minority partners                   54,000      1,805,000      2,044,000
                                           -----------     ----------     ----------

     Total liabilities                      10,725,000     17,636,000     23,685,000
                                           -----------     ----------     ----------

Shareholders' equity:
   Common stock                                   --             --             --
   Additional paid-in capital                2,183,000      4,110,000      3,673,000
   Retained earnings                           333,000           --             --
                                           -----------     ----------     ----------

     Total shareholders' equity              2,516,000      4,110,000      3,673,000

Commitments and contingencies
                                           -----------     ----------     ----------
                                           $13,241,000     21,746,000     27,358,000
                                           ===========     ==========     ==========

See accompanying notes to combined financial statements.


                            PREDECESSOR CORPORATIONS

                         COMBINED STATEMENTS OF EARNINGS

                  YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995
              AND NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)


                                                            YEARS ENDED                        NINE MONTHS
                                                            DECEMBER 31,                          ENDED
                                          ----------------------------------------------       SEPTEMBER 30,
                                              1993              1994             1995             1996
                                          ------------      -----------      -----------      -----------
                                                                                              (UNAUDITED)
Sales                                     $ 12,120,000       20,189,000       28,314,000       31,358,000

Restaurant operating expenses:
  Cost of sales                              3,822,000        6,600,000        9,070,000       10,312,000
  Labor and other related expenses           3,404,000        5,792,000        8,147,000        8,975,000
  Other restaurant operating expenses        2,762,000        4,569,000        6,811,000        6,351,000
  Depreciation and amortization                286,000          800,000        1,242,000        1,559,000
                                          ------------      -----------      -----------      -----------

    Total restaurant operating
      expenses                              10,274,000       17,761,000       25,270,000       27,197,000
                                          ------------      -----------      -----------      -----------

    Income from restaurant
      operations                             1,846,000        2,428,000        3,044,000        4,161,000

General and administrative expenses            634,000        1,544,000        2,036,000        1,285,000
                                          ------------      -----------      -----------      -----------

    Operating income                         1,212,000          884,000        1,008,000        2,876,000
                                          ------------      -----------      -----------      -----------

Interest expense, net                         (158,000)        (506,000)        (939,000)        (993,000)
Other income (loss)                             18,000          (71,000)         (25,000)        (140,000)
                                          ------------      -----------      -----------      -----------

Net income before elimination of
  minority partners' interest                1,072,000          307,000           44,000        1,743,000

Elimination of minority
  partners' interest                              --              6,000           43,000          127,000
                                          ------------      -----------      -----------      -----------

     Net income                           $  1,072,000          301,000            1,000        1,616,000
                                          ============      ===========      ===========      ===========

Unaudited pro forma adjustment to
   reflect income taxes                   $    407,000          114,000             --            614,000
                                          ============      ===========      ===========      ===========

Unaudited pro forma net income            $    665,000          187,000            1,000        1,002,000
                                          ============      ===========      ===========      ===========

Unaudited pro forma net income
   per share                              $        .30              .08             --                .45
                                          ============      ===========      ===========      ===========

Unaudited pro forma
   shares outstanding                        2,250,000        2,250,000        2,250,000        2,250,000
                                          ============      ===========      ===========      ===========

See accompanying notes to combined financial statements.

                                       F-6

                            PREDECESSOR CORPORATIONS

                   COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
              AND NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)



                                           ADDITIONAL                        TOTAL
                                COMMON      PAID-IN         RETAINED     SHAREHOLDERS'
                                 STOCK      CAPITAL         EARNINGS        EQUITY
                                -------    ----------      ----------    -------------
Balances, December 31, 1992     $   --         76,000         169,000         245,000

Issuance of common stock            --         21,000            --            21,000
Net income                          --           --         1,072,000       1,072,000
Dividends and distributions         --           --          (365,000)       (365,000)
                                -------    ----------      ----------      ----------

Balances, December 31, 1993         --         97,000         876,000         973,000

Issuance of common stock           --         40,000            --            40,000
Contributions                       --      2,046,000            --         2,046,000
Net income                          --           --           301,000         301,000
Dividends and distributions         --           --          (844,000)       (844,000)
                                -------    ----------      ----------      ----------

Balances, December 31, 1994         --      2,183,000         333,000       2,516,000

Issuance of common stock            --         10,000            --            10,000
Contributions                       --      3,007,000            --         3,007,000
Net income                          --           --             1,000           1,000
Dividends and distributions         --     (1,090,000)       (334,000)     (1,424,000)
                                -------    ----------      ----------      ----------

Balances, December 31, 1995         --      4,110,000            --         4,110,000

Contributions (Unaudited)           --        138,000            --           138,000
Net income (Unaudited)              --           --         1,616,000       1,616,000
Dividends and distributions
(Unaudited)                         --       (575,000)     (1,616,000)     (2,191,000)
                                -------    ----------      ----------      ----------

Balances, September 30, 1996
(Unaudited)                     $   --      3,673,000             --        3,673,000
                                =======    ==========      ==========      ==========

See accompanying notes to combined financial statements.


                            PREDECESSOR CORPORATIONS

                        COMBINED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
              AND NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)


                                                                            YEARS ENDED                        NINE MONTHS
                                                                            DECEMBER 31,                          ENDED
                                                            -------------------------------------------        SEPTEMBER 30,
                                                                1993            1994            1995              1996
                                                            -------------    ----------      ----------      ----------------
                                                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income                                                $ 1,072,000         301,000           1,000       1,616,000
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
      Depreciation and amortization                             286,000         800,000       1,273,000       1,590,000
      Loss on disposal of fixed assets                             --              --            60,000          92,000
      Minority interest income                                     --             6,000          43,000         127,000
      (Increase) decrease in accounts receivable                  6,000         (10,000)        (49,000)        (88,000)
      Increase in inventories                                   (66,000)         (9,000)       (225,000)       (246,000)
      Increase in other current assets and other assets         (47,000)       (296,000)       (443,000)       (274,000)
      Increase in preopening costs                             (103,000)       (258,000)       (588,000)       (873,000)
      Increase in accounts payable                              319,000         392,000         552,000         224,000
      Increase (decrease) in accrued expenses
       and other liabilities                                    244,000         394,000         745,000        (153,000)
Sale (purchases) of trading securities, net                    (114,000)         75,000          66,000         (41,000)
                                                            -----------      ----------      ----------      ----------

Net cash provided by operating activities                     1,597,000       1,395,000       1,435,000       1,974,000
                                                            -----------      ----------      ----------      ----------

Cash flows from investing activities:
   Additions to property and equipment                       (3,223,000)     (6,849,000)     (8,374,000)     (6,746,000)
   Proceeds from sale of property and equipment                    --            73,000            --              --
                                                            -----------      ----------      ----------      ----------

          Net cash used in investing activities              (3,223,000)     (6,776,000)     (8,374,000)     (6,746,000)
                                                            -----------      ----------      ----------      ----------

Cash flows from financing activities:
   Proceeds from long-term debt                               3,078,000       4,899,000       7,224,000       6,259,000
   Repayments of long-term debt                                (503,000)       (692,000)     (3,361,000)       (520,000)
   Capital contributions and issuance of common stock            21,000       2,086,000       3,017,000         138,000
   Proceeds from minority partners contributions                   --            48,000       1,961,000         481,000
   Dividends to shareholders and minority partners             (365,000)       (844,000)     (1,677,000)     (2,560,000)
                                                            -----------      ----------      ----------      ----------
          Net cash provided by financing activities           2,231,000       5,497,000       7,164,000       3,798,000
                                                            -----------      ----------      ----------      ----------

Increase (decrease) in cash and cash equivalents                605,000         116,000         225,000        (974,000)

Cash and cash equivalents, beginning of year                    551,000       1,156,000       1,272,000       1,497,000
                                                            -----------      ----------      ----------      ----------

Cash, and cash equivalents, end of year                     $ 1,156,000       1,272,000       1,497,000         523,000
                                                            ===========      ==========      ==========      ==========

Supplemental disclosure of cash flow information:
  Interest paid                                             $   186,000         543,000         957,000       1,016,000
                                                            ===========      ==========      ==========      ==========

  Interest capitalized                                      $    59,000         130,000          84,000          61,000
                                                            ===========      ==========      ==========      ==========

See accompanying notes to combined financial statements.

                            PREDECESSOR CORPORATIONS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

            (INFORMATION AS OF SEPTEMBER 30, 1996 AND THE NINE MONTHS
                     ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) PURPOSE AND ORGANIZATION

        The combined financial statements presented herein include the accounts of the following corporations (the "Predecessor Corporations"):

           Hops Grill & Brewery, Inc.                       Hops of St. Petersburg, Inc.
           Hops of Carrollwood, Inc.                        Hops of Greater West Palm Beach, Inc.
           Hops of South Tampa, Inc.                        Hops of the Ohio Valley, Inc.
           Hops of North Tampa, Inc.                        Hops Partners, Inc.
           Hops of Southwest Florida, Inc.                  Partners II, Inc.
           Hops of Southeast Florida, Inc.                  Hops Partners III, Inc.
           Hops of Northeast Florida, Inc.                  Hops Marketing, Inc.
           Hops of Greater Orlando, Inc.                    Toomy LCN, Inc.
           Hops of the Rockies, Inc.                        Hops Restaurants, Inc.
           Cypress Coast Construction Corporation           Hops of Port Richey, Inc.
           Hops of Palm Harbor, Inc.

        The combined financial statements also include certain assets and liabilities of Mason and Schelldorf Leasing Company related to land and brewery equipment. The assets are included in the combined financial statements as if the Predecessor Corporations had owned them from their inception.

        All significant intercompany accounts have been eliminated in combination.

        The Predecessor Corporations own and operate various aspects of the "Hops Grill & Bar" restaurant system. As of September 30, 1996, the restaurant system included eighteen full service, casual dining restaurants, each of which features an on premise microbrewery. Fourteen of the restaurants are owned and operated by the Predecessor Corporations, and four are owned and operated by two joint ventures which are controlled by the Predecessor Corporations.

        Hops Grill & Bar, Inc., incorporated in October 1996, is organizing an initial public offering and will act as a holding company for the Predecessor Corporations. Pursuant to an agreement (the "Share Exchange Agreement"), which will be entered into prior to the effectiveness of the public offering, Hops Grill & Bar, Inc. will issue its common stock in exchange for all of the outstanding common stock of the Predecessor Corporations, and each shareholder of the Predecessor Corporations will receive shares of common stock of Hops Grill & Bar, Inc. The combination will be accounted for using the pooling-of-interests method in accordance with APB 16. Upon this combination, the consolidated financial statements of Hops Grill & Bar, Inc. will consist of the combined financial statements of the Predecessor Corporations except for the changes in shareholders' equity to reflect the share exchange.

                                                                     (Continued)

                            PREDECESSOR CORPORATIONS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

           (INFORMATION AS OF SEPTEMBER 30, 1996 AND THE NINE MONTHS
                     ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


    (B) CASH AND CASH EQUIVALENTS

        All highly liquid investments purchased with an original maturity of less than three months are considered to be cash equivalents. Cash and cash equivalents include restricted cash in money market accounts.

        In connection with the existing lending arrangment, certain restaurants are required to make monthly deposits into a money market account held by the lender. These funds are restricted and cannot be released without the approval of the lender. Restricted cash was approximately $1,013,000, $1,087,000, and $1,371,000 in 1994, 1995, and 1996,
        respectively.

    (C) RESTRICTED TRADING SECURITIES

        Restricted trading securities are accounted for under Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Under this statement, trading securities are carried at current market value with an offsetting adjustment to earnings. In connection with existing lending arrangements, these securities are restricted and cannot be released without the approval of the lender.

    (D) INVENTORIES

        Inventories consist of food and beverages, and are stated at the lower of cost ("first-in, first-out") or market.

    (E) PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the related assets, which range from 5 to 25 years.

    (F) CONSTRUCTION IN PROGRESS

        All direct costs incurred in the construction of restaurants are capitalized. Upon opening, these costs are amortized and charged to expense, based upon their classification as equipment or leasehold improvements. Any interest expense incurred during construction is capitalized.

                                                                     (Continued)

                            PREDECESSOR CORPORATIONS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

        (INFORMATION AS OF SEPTEMBER 30, 1996 AND THE NINE MONTHS
                     ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


    (G) PREOPENING COSTS

        Direct incremental costs incurred prior to the opening of new restaurants are capitalized and amortized over a period of twelve months. These costs consist primarily of labor costs, costs associated with hiring and training personnel, and certain other initial opening expenses. Amortization expense was approximately $37,000, $260,000 and $418,000 in 1993, 1994 and 1995, respectively, and approximately $629,000 for the nine months ended September 30, 1996.

    (H) INCOME TAXES

        Profits or losses of the S-Corporations combined in these financial statements are reflected in the individual tax returns of the shareholders. Distributions to shareholders are, at a minimum, declared each year in an estimated amount necessary to cover income taxes incurred by the individual shareholders on taxable profits of the S-Corporations.

        The minority partners' interest includes no provision or liability for income taxes, as such interest and any tax liability related thereto is the responsibility of the individual minority partners.

        As described in note 1(a), Hops Grill & Bar, Inc. is organizing an initial public offering of common stock, which if completed, will change the income tax status of the Predecessor Corporations and the Predecessor Corporations will no longer be eligible for S-Corporation status. At that time, Hops Grill & Bar, Inc. will adopt Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("Statement 109"). Statement 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

        If the Predecessor Corporations' S-Corporation status terminated on September 30, 1996, the net deferred tax liability would be approximately $200,000 (unaudited).

        The unaudited pro forma adjustment to reflect income taxes included in the accompanying combined statement of earnings is for informational purposes only, and has been calculated at the approximate combined federal and state statutory rate of 38%.

                                                                     (Continued)

                           PREDECESSOR CORPORATIONS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

        (INFORMATION AS OF SEPTEMBER 30, 1996 AND THE NINE MONTHS
                     ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


    (I) UNAUDITED PRO FORMA NET INCOME PER SHARE

        Unaudited pro forma net income per share is calculated assuming that the 2,250,000 shares of Hops Grill & Bar, Inc.'s common stock to be outstanding upon consummation of the Share Exchange described in note l
        (a) were outstanding at the beginning of each year presented.

    (J) USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    (K) NEW ACCOUNTING STANDARDS

         In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121), which becomes effective for financial statements for fiscal years beginning after December 15, 1995. The statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangible assets and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangible assets to be disposed of. The Predecessor Corporations have adopted SFAS No. 121 and as of January 1, 1996 and September 30, 1996, there is no material impact to the financial position or results of operations of the Predecessor Corporations.

         In October 1995, the FASB issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS No.
         123), which becomes effective for financial statements for fiscal years beginning after December 15, 1995. SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The Predecessor Corporations currently account for stock-based compensation under APB 25 and will continue to account for stock-based compensation under this method.

                                                                    (Continued)

                            PREDECESSOR CORPORATIONS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

           (INFORMATION AS OF SEPTEMBER 30, 1996 AND THE NINE MONTHS
                     ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

(2) PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                    1994             1995             1996
                                                ------------      -----------      -----------
       Land                                     $  2,979,000        4,994,000        5,113,000
       Buildings and leasehold improvements        4,658,000        8,417,000       12,831,000
       Brewery equipment                           1,222,000        1,749,000        2,625,000
       Other restaurant equipment                  2,687,000        4,222,000        6,051,000
       Construction in progress                      578,000        1,009,000          387,000
                                                ------------      -----------      -----------

                                                  12,124,000       20,391,000       27,007,000
             Less accumulated depreciation        (1,133,000)      (1,936,000)      (2,860,000)
                                                ------------      -----------      -----------

                                                $ 10,991,000       18,455,000       24,147,000
                                                ============      ===========      ===========




                                                      1994            1995           1996
                                                   -----------     ----------     ----------
(3) LONG-TERM DEBT

    Long-term debt consists of the following:

       Notes payable to bank, interest at prime
       plus .50% to 1.25% (9.0% to 9.75% at
       December 31, 1994 and 1995, and 8.75%
       to 9.5% at September 30, 1996); principal and
       interest due monthly, maturing December
       1996 through May 2011, collateralized
       by buildings, improvements, equipment,
       and personally guaranteed by certain
       shareholders                                $ 8,566,000     12,429,000     18,168,000

         Less current installments                    (597,000)      (692,000)    (2,550,000)
                                                   -----------     ----------     ----------

         Long-term debt, less current
           installments                            $ 7,969,000     11,737,000     15,618,000
                                                   ===========     ==========     ==========


                                                                     (Continued)

                                      F-13


                            PREDECESSOR CORPORATIONS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

           (INFORMATION AS OF SEPTEMBER 30, 1996 AND THE NINE MONTHS
                     ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


        Aggregate maturities of long-term debt at September 30, 1996 are as follows for the period ended December 31:


             1996                         $  1,700,000
             1997                            1,215,000
             1998                            1,265,000
             1999                            1,270,000
             2000                            1,290,000
             Thereafter                     11,428,000
                                           -----------

                                          $ 18,168,000
                                           ===========


    As described in note 1(c), there are certain restrictions on cash and investments within the current lending agreement.

    Upon completion of the initial public offering as discussed in note l(a), Hops Grill & Bar, Inc. will enter into a new $20,000,000 credit facility (the "New Facility") with its existing lender. The New Facility will bear interest at the prime rate, or at the Company's option, at LIBOR plus 2.5%, and will mature two years from the closing of the loan.

    The credit agreement will contain customary representations, warranties and covenants, as well as prohibitions against any other indebtedness without the consent of the lender, except for normal trade credit and liabilities, minor equipment leases, and a prohibition of the payment of dividends. The New Facility will be secured by a pledge of all of the outstanding common stock of the Predecessor Corporations, and will be guaranteed by certain shareholders. In connection with the New Facility, previous restrictions on cash and investments will terminate.


(4) COMMITMENTS

    Restaurant properties, office facilities, and certain equipment are leased under operating leases, most of which contain renewal options. Total rental expense was approximately $358,000, $558,000 and $813,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $764,000 for the nine months ended September 30, 1996.

                                                                     (Continued)

                            PREDECESSOR CORPORATIONS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

           (INFORMATION AS OF SEPTEMBER 30, 1996 AND THE NINE MONTHS
                     ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


        Future minimum lease payments under noncancelable operating leases as of December 31 are as follows:

               1996                              $   955,000
               1997                                1,005,000
               1998                                  955,000
               1999                                  825,000
               2000                                  685,000
               Thereafter                          2,555,000
                                                  ----------

               Total minimum lease payments      $ 6,980,000
                                                  ==========

    As a part of his initial employment by the Predecessor Corporations, the Predecessor Corporations agreed to grant to an executive officer options to purchase up to five percent of the holding company (now identified as Hops Grill & Bar, Inc.) to be formed for the Predecessor Corporations based upon the fair market value of the Predecessor Corporations at the time of his employment in March 1995. Subsequent to the date of these financial statements, the Predecessor Corporations will fulfill this contractual obligation upon completion of the reorganization by the issuance of options to purchase 112,500 shares of the Common Stock of the holding company for the Predecessor Corporations (Hops Grill & Bar, Inc.) to such executive officer with an exercise price of $5.00 per share. No compensation expense will be recognized because the exercise price for the options represents the fair market value of the underlying stock as of the grant date (March 1995). These options vest 25% immediately, and subject to certain events of acceleration, 25% on each anniversary of such grant over the next 3 years.

(5) RELATED PARTY TRANSACTIONS

    At September 30, 1996, accounts receivable included $99,000 due from shareholders.

(6) COMMON STOCK

    At September 30, 1996, the Predecessor Corporations had in total 321,100 shares authorized and 3,211 shares issued and outstanding. The par value of the common stock varies among the Predecessor Corporations and is either $.25 par value, $.0l par value, or no par value.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


The following unaudited pro forma consolidated balance sheet as of September 30, 1996 has been prepared using the audited historical financial statements of Hops Grill & Bar, Inc. and the unaudited historical financial statements of the Predecessor Corporations. The following unaudited pro forma consolidated statements of earnings for the years ended December 31, 1993, 1994 and 1995 have been prepared using the audited historical financial statements of Hops Grill & Bar, Inc. and the audited historical financial statements of the Predecessor Corporations. The unaudited pro forma consolidated statement of earnings for the nine months ended September 30, 1996 has been prepared using the audited financial statements of Hops Grill & Bar, Inc. and the unaudited historical financial statements of the Predecessor Corporations.

The unaudited pro forma consolidated balance sheet reflects (i) the combination of Hops Grill & Bar, Inc. and the Predecessor Corporations using the pooling-of-interests method in accordance with APB No. 16; (ii) a planned distribution to the shareholders of the Predecessor Corporations and (iii) the impact of implementing Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES.

The unaudited pro forma consolidated statements of earnings reflect (i) the combination of Hops Grill & Bar, Inc. and the Predecessor Corporations using the pooling-of-interests method in accordance with APB No. 16 and (ii) the effect on earnings as if the Company had been treated as a C Corporation rather than an S-Corporation for federal and state income tax purposes.

The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of earnings should be read in conjunction with the historical financial statements and related notes of Hops Grill & Bar, Inc. and the Predecessor Corporations included elsewhere in this prospectus.

                             HOPS GRILL & BAR, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1996

                                                                                                                         HOPS
                                                            HOPS                THE                                    GRILL &
                                                           GRILL &           PREDECESSOR        PRO FORMA             BAR, INC.
         ASSETS                                           BAR, INC.         CORPORATIONS       ADJUSTMENTS            PRO FORMA
                                                         -----------        ------------       -----------            ----------
Current assets:
   Cash and cash equivalents                             $      --              523,000          (523,000)(2)               --
   Restricted trading securities                                --              172,000          (172,000)(2)               --
   Accounts receivable                                          --              149,000              --                  149,000
   Preopening costs, net                                        --              508,000              --                  508,000
   Inventories                                                  --              654,000              --                  654,000
   Other current assets                                         --              103,000              --                  103,000
                                                         -----------        -----------       -----------             ----------

       Total current assets                                     --            2,109,000          (695,000)             1,414,000

Property and equipment, net                                     --           24,147,000              --               24,147,000
Other assets                                                    --            1,102,000              --                1,102,000
                                                         -----------        -----------       -----------             ----------

                                                         $      --           27,358,000          (695,000)            26,663,000
                                                         ===========        ===========       ===========             ==========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                     $      --             1,827,000              --                1,827,000
   Sales taxes payable                                         --               159,000              --                  159,000
   Accrued payroll and payroll taxes                           --               482,000              --                  482,000
   Other accrued expenses                                      --               708,000              --                  708,000
   Current portion of long-term debt                           --             2,550,000              --                2,550,000
                                                        -----------         -----------        ----------            -----------

       Total current liabilities                               --             5,726,000              --                5,726,000

Deterred rent                                                  --               194,000              --                  194,000
Long-term debt                                                 --            15,618,000              --               15,618,000
Other long-term liabilities                                    --               103,000           200,000(3)             303,000
Interest of minority partners                                  --             2,044,000              --                2,044,000
                                                        -----------         -----------        ----------            -----------
       Total liabilities                                       --            23,685,000           200,000             23,885,000
                                                        -----------         -----------        ----------            -----------

Shareholders' equity:
   Common stock                                                --                  --              23,000 (1)             23,000
   Additional paid-in capital                                  --             3,673,000          (695,000)(2)          2,955,000
                                                                                                  (23,000)(1)               --
   Retained earnings                                           --                  --                --   (2)           (200,000)
                                                                                                 (200,000)(3)
                                                        -----------         -----------        ----------            -----------

       Total shareholders' equity                              --             3,673,000          (895,000)             2,778,000

Commitments and contingencies
                                                        -----------         -----------        ----------            -----------
                                                        $      --           $27,358,000          (695,000)           26,663,000
                                                        ===========         ===========        ==========            ===========

Notes:

(1) To reflect the share exchange between Hops Grill & Bar, Inc. and the Predecessor Corporations, pursuant to which Hops Grill & Bar, Inc. issued 2,250,000 shares of its common stock, par value $.01 per share.
(2) To reflect the planned distribution to shareholders.
(3) To reflect the impact of implementing Statement 109 due to the anticipated change in tax status.

                                      F-17


                             HOPS GRILL & BAR, INC.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

                      NINE MONTHS ENDED SEPTEMBER 30, 1996


                                                                                                         HOPS
                                              HOPS                THE                                   GRILL &
                                             GRILL &           PREDECESSOR         PRO FORMA           BAR, INC.
                                            BAR, INC.         CORPORATIONS        ADJUSTMENTS          PRO FORMA
                                            ----------        ------------        -----------          ----------
Sales                                       $                  31,358,000                              31,358,000

Restaurant operating expenses:
   Cost of sales                                               10,312,000                              10,312,000
   Labor and other related expenses                             8,975,000                               8,975,000
   Other restaurant operating expenses                          6,351,000                               6,351,000
   Depreciation and amortization                                1,559,000                               1,559,000
                                            ----------         ----------          ----------          ----------

      Total restaurant operating expenses                      27,197,000                              27,197,000
                                            ----------         ----------          ----------          ----------
      Income from restaurant operations                         4,161,000                               4,161,000

General and administrative expenses                             1,285,000                               1,285,000
                                            ----------         ----------          ----------          ----------

      Operating income                                          2,876,000                               2,876,000
                                            ----------         ----------          ----------          ----------

Interest expense, net                                            (993,000)                               (993,000)
Other income (loss)                                              (140,000)                               (140,000)
                                            ----------         ----------          ----------          ----------

Net income before elimination
  of minority partners' interest                                1,743,000                               1,743,000

Elimination of minority partners'
  interest                                                        127,000                                 127,000
                                            ----------         ----------          ----------          ----------

        Net income                          $                   1,616,000                               1,616,000
                                            ==========         ==========          ==========          ==========

Unaudited pro forma adjustment to
  reflect income taxes                                                             $  614,000(1)           614,000
                                                                                   ==========          ===========

Unaudited pro forma net income                                                                         $ 1,002,000
                                                                                                       ===========

Unaudited pro forma net income per share                                                               $       .45
                                                                                                       ===========

Unaudited pro forma shares outstanding                                                                   2,250,000
                                                                                                       ===========

Note:

(1) Reflects the effect on earnings assuming the Company had been treated as a C Corporation rather than a S Corporation for federal and state income tax purposes, and assuming that the combined federal and state income tax rates approximate 38.0%.

                                      F-18


                             HOPS GRILL & BAR, INC.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

                          YEAR ENDED DECEMBER 31, 1995

                                                                                                          HOPS
                                               HOPS                THE                                   GRILL &
                                             GRILL &            PREDECESSOR         PRO FORMA           BAR, INC.
                                             BAR, INC.         CORPORATIONS        ADJUSTMENTS          PRO FORMA
                                            ----------         ------------        -----------          ----------
Sales                                       $                   28,314,000                              28,314,000

Restaurant operating expenses:
    Cost of sales                                                9,070,000                               9,070,000
    Labor and other related expenses                             8,147,000                               8,147,000
    Other restaurant operating expenses                          6,811,000                               6,811,000
    Depreciation and amortization                                1,242,000                               1,242,000
                                            ----------          ----------          ----------          ----------
      Total restaurant operating expenses                       25,270,000                              25,270,000
                                            ----------          ----------          ----------          ----------

      Income from restaurant operations                          3,044,000                               3,044,000

General and administrative expenses                              2,036,000                               2,036,000
                                            ----------          ----------          ----------          ----------

      Operating income                                           1,008,000                               1,008,000
                                            ----------          ----------          ----------          ----------


Interest expense, net                                             (939,000)                               (939,000)
Other income (loss)                                                (25,000)                                (25,000)
                                            ----------          ----------          ----------          ----------

Net income before elimination
  of minority partners' interest                                    44,000                                  44,000

Elimination of minority partners' interest                          43,000                                  43,000
                                            ----------          ----------          ----------          ----------

       Net income                           $                        1,000                                   1,000
                                            ==========          ==========          ==========          ==========

Unaudited pro forma adjustment to
   reflect income taxes                                                             $    --     (1)
                                                                                    ==========          ==========

Unaudited pro forma net income                                                                          $    1,000
                                                                                                        ==========

Unaudited pro forma net income per share                                                                $   --
                                                                                                        ==========

Unaudited pro forma shares outstanding                                                                  2,250,000
                                                                                                        ==========

Note:

(1) Reflects the effect on earnings assuming the Company had been treated as a C Corporation rather than a S Corporation for federal and state income tax purposes, and assuming that the combined federal and state income tax rates approximate 38.0%.

                             HOPS GRILL & BAR, INC.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

                          YEAR ENDED DECEMBER 31, 1994

                                                                                                            HOPS
                                                 HOPS                THE                                   GRILL &
                                               GRILL &            PREDECESSOR          PRO FORMA           BAR, INC.
                                               BAR, INC.         CORPORATIONS         ADJUSTMENTS          PRO FORMA
                                              ----------         ------------         -----------         -----------
Sales                                         $                   20,189,000                              20,189,000

Restaurant operating expenses:
   Cost of sales                                                   6,600,000                               6,600,000
   Labor and other related expenses                                5,792,000                               5,792,000
   Other restaurant operating expenses                             4,569,000                               4,569,000
   Depreciation and amortization                                     800,000                                 800,000
                                              ----------          ----------          ----------          ----------

      Total restaurant operating expenses                         17,761,000                              17,761,000
                                              ----------          ----------          ----------          ----------
      Income from restaurant operations                            2,428,000                               2,428,000

General and administrative expenses                                1,544,000                               1,544,000
                                              ----------          ----------          ----------          ----------
      Operating income                                               884,000                                 884,000
                                              ----------          ----------          ----------          ----------

Interest expense, net                                               (506,000)                               (506,000)
Other income (loss)                                                  (71,000)                                (71,000)
                                              ----------          ----------          ----------          ----------
Net income before elimination
  of minority partners' interest                                     307,000                                 307,000

Elimination of minority partners' interest                             6,000                                   6,000
                                              ----------          ----------          ----------          ----------
           Net income                         $                      301,000                                 301,000
                                              ==========          ==========          ==========          ==========

Unaudited pro forma adjustment to
  reflect income taxes                                                                $114,000(1)            114,000
                                                                                      ========            ==========

Unaudited pro forma net income                                                                            $  187,000
                                                                                                          ==========

Unaudited pro forma net income per share                                                                  $      .08
                                                                                                          ==========

Unaudited pro forma shares outstanding                                                                     2,250,000
                                                                                                          ==========

Note:

(1) Reflects the effect on earnings assuming the Company had been treated as a C Corporation rather than a S Corporation for federal and state income tax purposes, and assuming that the combined federal and state income tax rates approximate 38.0%.

                             HOPS GRILL & BAR, INC.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

                          YEAR ENDED DECEMBER 31, 1993

                                                                                                                HOPS
                                                    HOPS                THE                                    GRILL &
                                                  GRILL &            PREDECESSOR          PRO FORMA           BAR, INC.
                                                  BAR, INC.         CORPORATIONS         ADJUSTMENTS          PRO FORMA
                                                  ----------         ------------         -----------         -----------
Sales                                             $                   12,120,000                              12,120,000

Restaurant operating expenses:
  Cost of sales                                                        3,822,000                               3,822,000
  Labor and other related expenses                                     3,404,000                               3,404,000
  Other restaurant operating expenses                                  2,762,000                               2,762,000
  Depreciation and amortization                                          286,000                                 286,000
                                                  ----------          ----------          ----------          ----------

     Total restaurant operating expenses                              10,274,000                              10,274,000
                                                  ----------          ----------          ----------          ----------

     Income from restaurant operations                                 1,846,000                               1,846,000

General and administrative expenses                                      634,000                                 634,000
                                                  ----------          ----------          ----------          ----------


     Operating income                                                  1,212,000                               1,212,000
                                                  ----------          ----------          ----------          ----------


Interest expense, net                                                   (158,000)                               (158,000)
Other income (loss)                                                       18,000                                  18,000
                                                  ----------          ----------          ----------          ----------

Net income before elimination
  of minority partners' interest                                       1,072,000                               1,072,000



Elimination of minority partners' interest                                  --                                      --
                                                  ----------          ----------          ----------          ----------
           Net income                             $                    1,072,000                               1,072,000
                                                  ==========          ==========          ==========          ==========

Unaudited pro forma adjustment to
  reflect income taxes                                                                    $  407,000(1)          407,000
                                                                                          ==========          ==========

Unaudited pro forma net income                                                                                $  665,000
                                                                                                              ==========

Unaudited pro forma net income per share                                                                      $      .30
                                                                                                              ==========

Unaudited pro forma shares outstanding                                                                         2,250,000
                                                                                                              ==========

Note:

(1) Reflects the effect on earnings assuming the Company had been treated as a C Corporation rather than a S Corporation for federal and state income tax purposes, and assuming that the combined federal and state income tax rates approximate 38.0%.

                           [A photograph of four of the Company's employees, one of whom is holding a plate with a slab of baby back ribs, french fries, and cole slaw, together with the text "A Commitment To Quality & Excellence" and "TEAM HOPS", appears here.]

===============================================================================

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY ANY SECURITY OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.


                                TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----

Prospectus Summary ......................................................    2
The Company .............................................................    4
Reorganization and Prior
  S Corporation Status ..................................................    4
Risk Factors ............................................................    5
Use of Proceeds .........................................................   11
Dilution ................................................................   12
Capitalization ..........................................................   13
Dividend Policy .........................................................   14
Selected Financial Data .................................................   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations .........................................................   16
Business ................................................................   26
Management ..............................................................   39
Certain Transactions ....................................................   42
Principal Shareholders ..................................................   44
Description of Securities ...............................................   44
Shares Eligible for Future Sale .........................................   47
Underwriting ............................................................   48
Legal Matters ...........................................................   49
Experts .................................................................   49
Available Information ...................................................   50
Index to Financial Statements ...........................................  F-1


    UNTIL                 , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================


================================================================================

                                     SHARES



                                     [LOGO]


                             HOPS GRILL & BAR, INC.


                                  COMMON STOCK

                                   ----------
                                   PROSPECTUS
                                   ----------


                        RAYMOND JAMES & ASSOCIATES, INC.


                                     , 1996

================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Estimated expenses (other than underwriting discounts and commissions) of the sale of the shares of Common Stock are as follows:

         SEC registration fee................................  $   6,000
         NASD filing fee.....................................      2,500
         Nasdaq National Market listing fee..................     30,000
         Legal fees and expenses.............................    150,000
         Blue Sky fees and expenses..........................     15,000
         Accounting fees and expenses........................     50,000
         Printing and engraving expenses.....................     75,000
         Transfer agent and registrar fees...................     15,000
         Miscellaneous fees and expenses.....................     56,500
                                                                --------

                Total........................................  $ 400,000
                                                                ========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

         The Registrant's Articles of Incorporation and Bylaws provide that the Registrant shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Registrant may enter into Indemnification Agreements with its directors and executive officers pursuant to which the Registrant may agree to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

         The indemnification provided by the Florida Business Corporation Act and the Registrant's Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

         The Registrant may obtain a liability insurance policy for its directors and officers as permitted by the Florida Act which may extend to, among other things, liability arising under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

         The Registrant was incorporated under the laws of the State of Florida effective October 1, 1996. Immediately prior to the completion of this offering, the Registrant will issue an aggregate of 2,250,000 shares of Common Stock to five persons pursuant to the Exchange Agreement in exchange for all of the issued and outstanding common stock of the Predecessor Corporations. No commissions or discounts will be paid or given in connection with this transaction. Such shares of the Registrant's Common Stock will be issued in accordance with the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving a public offering.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


              STATEMENT:

         +1.1    - Form of Underwriting Agreement.
         *2.1    - Share Exchange Agreement dated October 7, 1996, among the
                   Company and the Shareholders of the Predecessor Corporations.
         *3.1    - Articles of Incorporation of the Company.
         *3.2    - Bylaws of the Company.
         *4.1    - See Exhibits 3.1 and 3.2 for provisions in the
                   Company's Articles of Incorporation and Bylaws defining the rights of holders of the Company's Common Stock.
         +5.1    - Opinion of Fowler, White, Gillen, Boggs, Villareal and
                   Banker, P.A. with respect to legality of the Common Stock being issued.
        *10.1    - 1996 Stock Incentive Plan of the Company.
        *10.2    - Form of Indemnification Agreement between the Company and each of its directors and executive officers.
        *10.3    - Loan Commitment Letter, dated October 4, 1996, between the
                   Company and Trans Financial Bank.
        *10.4    - South Florida Development Option Agreement, dated as of
                   October 7, 1996, among the Company, Kevin Toomy, and Toomy CLN, Inc.
        *10.5    - Limited Partnership Agreement of Hops of South Florida, Ltd.,
                   among Hops of South Florida, Inc., Hops Partners, Inc.,
                   Toomy CLN, Inc., and Kevin Torrey.
        *10.6    - Hops of the Rockies Development Option Agreement, dated as of
                   January 1, 1996, among the Company, Rocky Mountain Restaurant Partners, Inc. ("RMRP"), and the Shareholders of RMRP.
        *10.7    - Limited Partnership Agreement of Hops of the Rockies, Ltd.,
                   among Hops of the Rockies, Inc., Hops Partners, Inc., RMRP, Joseph F. Timberlake III, and the Shareholders of RMRP.
        *10.8    - Third Amended and Restated Joint Venture Agreement of The
                   Hops Northeast Florida Joint Venture No. I, dated as of
                   March 13, 1996, among Hops of Northeast Florida, Inc., Fitch, Inc., and HNEF Area Manager II, Ltd.
        *10.9    - Second Amended and Restated Joint Venture Agreement of The
                   Hops Northeast Florida Joint Venture No. II, dated as of September 1, 1995, among Hops of Northeast Florida, Inc., Fitch, Inc., and HNEF Area Manager II, Ltd.
        *10.10   - Second Amended and Restated Joint Venture Agreement of The
                   Hops Northeast Florida Joint Venture No. III, dated as of September 1, 1995, among Hops of Northeast Florida, Inc., Fitch, Inc., and HNEF Area Manager II, Ltd.
        +10.11   - Employment Agreement between the Company and Terence M.
                   Terenzi.
        +10.12   - Employment Agreement between the Company and Timothy V.
                   Curci.
        *21.1    - List of subsidiaries of the Company (each of which will
                   become a subsidiary of the Company pursuant to the Share Exchange Agreement referred to in Exhibit 2.1).
         23.1    - Consent of KPMG Peat Marwick LLP.

        +23.2    - Consent of Fowler, White, Gillen, Boggs, Villareal and
                   Banker, P.A. (included in its opinion to be filed as Exhibit 5.1).
         24.1 - Powers of Attorney of Directors and Executive Officers (included on the Signature Page of this Registration Statement).
------------
         *     Previously filed.
         +     To be filed by amendment.


         (B) THE FOLLOWING FINANCIAL STATEMENT SCHEDULES HAVE BEEN FILED WITH THIS REGISTRATION STATEMENT:

         All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.


ITEM 17.  UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c)  The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on December 5, 1996.

                                    HOPS GRILL & BAR, INC.


                                    By:  /s/ DAVID L. MASON
                                         ---------------------------
                                             David L. Mason
                                             CHAIRMAN OF THE BOARD, PRESIDENT,
                                             AND CHIEF EXECUTIVE OFFICER


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each of the directors and/or executive officers of Hops Grill & Bar, Inc. whose signature appears below hereby appoints David L. Mason and Thomas A. Schelldorf, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and any registration statement filed pursuant to Rule 462(b) of the Act prepared in connection therewith, and generally to do all such things in their behalf in their capacities as officers and directors to enable Hops Grill & Bar, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



  /s/ DAVID L. MASON             Chairman of the Board, President,          December 5, 1996
--------------------------          Chief Executive Officer
DAVID L. MASON                      (Principal Executive Officer)



  /s/ THOMAS A. SCHELLDORF       Executive Vice President, Chief            December 5, 1996
--------------------------           Operating Officer, and Director
THOMAS A. SCHELLDORF


  /s/ TERENCE M. TERENZI         Vice President-Finance, Chief              December 5, 1996
--------------------------           Financial Officer, and Director
TERENCE M. TERENZI                    (Principal Financial and
                                      Accounting Officer

===============================================================================




                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  ------------


                                    EXHIBITS

                                       TO

                           AMENDMENT NO. 1 TO FORM S-1

                             REGISTRATION STATEMENT

                                    UNDER THE

                             SECURITIES ACT OF 1933



                                  ------------



                             HOPS GRILL & BAR, INC.


================================================================================

                                INDEX TO EXHIBITS

                                                                 SEQUENTIAL
   EXHIBIT                                                          PAGE
     NO.                       DESCRIPTION                         NUMBER
   -------                     -----------                       ----------


    23.1     Consent of KPMG Peat Marwick LLP.                      _____